Exhibit 4.8

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”), made and entered into as of the 16th day of December, 2017, by and between GREAT OAKS CENTER LLC, a Delaware limited liability company (hereinafter referred to as “Landlord”), and JACADA, INC., a Delaware corporation (hereinafter referred to as “Tenant”).

W I T N E S S E T H :

1.             Basic Lease Information.  Each use of the terms capitalized and defined in this Paragraph 1 shall be deemed to refer to, and shall have the respective meanings set forth in, this Paragraph 1.

(a)          Office Park.  The land and all improvements designated as a part of “Great Oaks Center” business park, as the same may be expanded, contracted or otherwise modified from time to time.

(b)          Land.  Those certain parcels of land comprising the Office Park which are, as of the date of this Lease, as more particularly described on Exhibit “A-1,” attached hereto and incorporated herein by this reference.

(c)          Building.  The one (1) story office building with an address of 11560 Great Oaks Way, Alpharetta, Georgia 30022, which is situated on the Land in the location shown on Exhibit “A-2,” attached hereto and incorporated herein by this reference.

(d)          Premises.  That portion of the Building, presently known as Suite 200 thereof, substantially as shown on Floor Plan(s) attached hereto as Exhibit “B” and by this reference made a part hereof.

(e)          Net Rentable Area of the Premises.  Approximately 10,977 rentable square feet based upon the actual number of square feet of usable area in the Premises, plus a mutually agreed upon add-on factor to reflect the Common Areas, and subject to recalculation by Landlord pursuant to the provisions of Paragraph 2(a) hereof.

(f)          Net Rentable Area of the Building.  Approximately 58,871 square feet, subject to recalculation by Landlord.

(g)          Commencement Date.  The earlier to occur of the events described in clauses (i) or (ii): (i) the later of: (A) the date of “Substantial Completion” of the “Leasehold Improvements” (both as defined in the “Work Letter” attached hereto as Exhibit “C” and by this reference made a part hereof); or (B) March 1, 2018; or (ii) the date Tenant or anyone claiming by, through or under Tenant, occupies any portion of the Premises for the conduct of Tenant’s business (access to the Premises by Tenant merely for the purpose of installing furniture, IT infrasturture or other similar items shall not be considered the conduct of Tenant’s business for purposes of determining the Commencement Date).

(h)          Expiration Date.  The last day of the calendar month in which the day immediately preceding the date that is sixty-five (65) months after the Commencement Date occurs.

(i)          Term.  Approximately sixty-five (65) months, beginning on the Commencement Date and ending at 11:59 p.m. on the Expiration Date, unless this Lease is sooner terminated as provided herein.

(j)          Rent.  The Monthly Rental, the Additional Rent [as defined in Paragraph 3(a)] and all other sums due from Tenant to Landlord hereunder.

(k)          Monthly Rental.  Tenant shall pay to Landlord, commencing on the Commencement Date and continuing throughout the Term, monthly rental (“Monthly Rental”) calculated by multiplying the Net Rentable Area of the Premises by the Annual Rental Per Square Foot (as it may be escalated from time to time), and then dividing the resulting product thereof by twelve (12), as follows:

Lease Year	Annual Rental Per Square Foot	Annual Total	Monthly Rental
First*	$20.50	$225,028.50	$18,752.38
Second	$21.12	$231,834.24	$19,319.52
Third	$21.75	$238,749.75	$19,895.81
Fourth	$22.40	$245,884.80	$20,490.40
Fifth	$23.07	$253,239.39	$21,103.28
Sixth	$23.77	$260,923.29	$21,743.61

* Provided that there does not exist an Event of Default under this Lease, Tenant shall be entitled to a conditional abatement of Monthly Rental which would otherwise be due with respect to the first (1st) five (5) full calendar months of the Lease (the “Rental Concession”) (although such Monthly Rental shall continue to accrue for such period).  Notwithstanding the foregoing, Tenant shall be obligated to pay Additional Rent and all other charges due under this Lease for such period.  Landlord and Tenant hereby acknowledge and agree that the abatement of Monthly Rental described in this paragraph is a rent concession in an amount equal to $93,761.90 in total and, if any Event of Default occurs, the Rental Concession shall be canceled and the amount of the Rental Concession which has been used by Tenant as of the date of the occurrence of such Event of Default, together with interest at the rate of eight percent (8%) per annum (or the maximum rate permitted by applicable law, whichever is less) from the date of demand for payment by Landlord until payment in full, shall become immediately due and payable.  If such an Event of Default occurs, the portion of the Rental Concession which has not been used by Tenant as of the date of the occurrence of such Event of Default shall automatically terminate and become null and void.  After the occurrence of any such Event of Default, Tenant shall no longer be entitled to any rent concession or abatement of rent described in this paragraph, and Tenant shall thereafter pay all Monthly Rental when due under this Lease, without regard to the rent abatement provisions of this Lease.

(l)           Lease Year.  A Lease Year shall be each twelve (12) month period beginning on the Commencement Date; provided, however, if the Commencement Date is not the first day of the month, the first Lease Year shall commence on the Commencement Date and end on the last day of the twelfth (12th) full calendar month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month.

(m)         Tenant’s Share.  18.6459 percent (18.6459%), representing a fraction, the numerator of which is the Net Rentable Area of the Premises and the denominator of which is the Net Rentable Area of the Building, subject to future adjustments pursuant to the provisions of Paragraph 2(a) hereof, and in the case of any expansion of the Premises.

(n)          Base Year.  The calendar year 2018.

(o)          Comparison Year.  Each calendar year subsequent to the Base Year.

(p)          Base Operating Expenses.  The Operating Expenses attributable to the Base Year.

(q)          Security Deposit.  $32,504.76, to be held by Landlord in accordance with the provisions of Paragraph 3(f), but subject to reduction under Paragraph 3(f)(ii).

(r)          Tenant’s Permitted Uses.  General office use, subject to the terms of this Lease, but specifically excluding medical and dental offices, governmental offices, travel agencies, airline ticket sales, call centers and schools.

(s)          Common Areas.  Those certain areas and facilities of the Building that are from time to time provided by Landlord, in its discretion, for the use of tenants of the Building and their employees, clients, customers, licensees and invitees or for use by the public, which facilities and improvements might include any and all corridors, vending areas, restrooms, electrical and telephone rooms, mechanical rooms, janitorial areas and other similar facilities of the Building, and any and all grounds, parks, landscaped areas, outside sitting areas, sidewalks, walkways, pedestrian ways, loading docks, and generally all other improvements located on the Land and designed for use in common by tenants, their employees, clients, customers, licensees and invitees. Common Areas also include those portions of the Office Park lying outside the Building which are designated as “common areas” for the use, enjoyment and benefit of all owners or tenants of property located within the Office Park and their lessees, subtenants and invitees.

(t)          Business Day(s).  Mondays through Fridays, exclusive of any holidays observed by the Building.

2.             Premises and Term.

(a)          Landlord hereby demises and leases the Premises to Tenant, and Tenant hereby accepts and leases the Premises from Landlord for the Term.  The parties stipulate and agree that the number of square feet of Net Rentable Area of the Premises stated in Paragraph 1 above is conclusive for all purposes of this Lease and shall be used in the computation of Monthly Rental, Additional Rent, and all other charges due hereunder; provided, however, that Landlord and Tenant agree to enter into an amendment to this Lease modifying the number of square feet of Net Rentable Area of the Premises, the amount of the installments of Monthly Rental and other provisions as appropriate, if Landlord determines, after construction of the Premises, that the number of square feet of Net Rentable Area contained in the Premises is different than the number of square feet of Net Rentable Area stated above.

(b)          Landlord agrees to perform the Leasehold Improvements with diligence, subject to events and delays due to causes beyond Landlord’s reasonable control.  Other than as described in the Work Letter, Tenant shall accept the Premises in its then-current, “as-is” condition as of the Commencement Date, subject only to the completion of items on the “Punch List” (as defined in the Work Letter), and Landlord shall have no obligation to make any improvements or modifications to the Premises.

(c)          Taking of possession by Tenant shall be deemed conclusively to establish that the Leasehold Improvements have been completed in accordance with the “Construction Drawings” (as defined in the Work Letter) and that the Premises, the Building and the Common Areas are in good and satisfactory condition, as of the date possession was so taken.  If Tenant, for whatever reason, occupies the Premises prior to the Commencement Date, then all terms and conditions of this Lease shall apply to such occupancy, with the exception of Tenant’s obligation to pay Rent, which, unless otherwise agreed to in writing by Landlord and Tenant, shall not commence until the Commencement Date.  If Landlord, for any reason whatsoever, fails to deliver possession of the Premises to Tenant on any anticipated Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, except as expressly set forth below in this Paragraph 2(c).  Landlord shall use reasonable efforts to achieve Substantial Completion of the Leasehold Improvements on or before March 1, 2018, subject to “Force Majeure” and “Tenant Delay” (both as hereinafter defined).  Subject to the below terms of this Paragraph 2(c), if the Commencement Date has not occurred (or been deemed to have occurred) by March 1, 2018 (the “Outside Delivery Date”), then Tenant shall receive a one day abatement of Monthly Rental for each day that the Commencement Date is delayed beyond the Outside Delivery Date for any reason other than Force Majeure or Tenant Delay.  The abatement set forth in this paragraph is and shall be Tenant's sole and exclusive remedy for failure of Substantial Completion of the Leasehold Improvements or the Commencement Date to occur, Tenant hereby waiving and relinquishing any and all other rights and remedies at law and in equity against Landlord for any such failure (including, but not limited to, remedies for any consequential, indirect, speculative or punitive damages suffered by Tenant).  Notwithstanding anything contained herein to the contrary, the Outside Delivery Date shall be extended one (1) day for: (i) each day in the period commencing on November 21, 2017, and continuing through the day that Tenant executes this Lease and delivers it to Landlord (inclusive of both such dates); and (ii) each day of delay in achieving Substantial Completion of the Leasehold Improvements caused by Force Majeure or Tenant Delay.

(d)          After Substantial Completion, Landlord shall send to Tenant a Commencement Notice, in the form attached hereto as Exhibit “D” and by this reference made a part hereof, and Tenant shall execute and return such Commencement Notice to Landlord within fifteen (15) days after Tenant’s receipt thereof.  Failure of Tenant to execute and return such Commencement Notice to Landlord within such fifteen (15) day period shall constitute an acknowledgement by Tenant that statements included in the Commencement Notice are true and correct, without exception.

3.             Monthly Rental, Additional Rent and Security Deposit.

(a)          Tenant shall pay to Landlord, without notice, demand, offset or deduction, in lawful money of the United States of America, at Landlord’s Address for Payments as set forth in Paragraph 24 hereof, or at such other place as Landlord shall designate in writing from time to time: (i) the Monthly Rental, in equal monthly installments in advance on the first day of each calendar month during the Term; and (ii) the Additional Rent (“Additional Rent”) consisting of those sums of money due and payable, if any, by Tenant under the below terms of this Paragraph 3 and all other sums of money due and payable by Tenant hereunder, at the respective times required hereunder.  The first monthly installment of Monthly Rental (after the expiration of any abatement period) shall be paid in advance on the date of Tenant’s execution of this Lease and shall be applied to the first installment of Monthly Rental due under this Lease.  Payment of the Rent shall otherwise begin on the Commencement Date; provided, however, that if the Commencement Date falls on a date other than the first day of a calendar month or the Expiration Date falls on a date other than the last day of a calendar month, the Rent due for such fractional month shall be prorated on a per diem basis between Landlord and Tenant so as to charge Tenant only for the portion of such fractional month falling within the Term.  At all times when Landlord directs or permits Tenant to pay Rent to a “lockbox” or other depository whereby checks issued in payment of Rent are initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord’s authority), then, for any and all purposes under this Lease: (i) Landlord shall not be deemed to have accepted such payment until ten (10) days after the date on which Landlord shall have actually received such funds; and (ii) Landlord shall be deemed to have accepted such payment if (and only if) within said ten (10) day period, Landlord shall not have refunded (or attempted to refund) such payment to Tenant.  Nothing contained in the immediately preceding sentence shall be construed to place Tenant in default of Tenant’s obligation to pay Rent if and for so long as Tenant shall timely pay the Rent required pursuant to this Lease in the manner designated by Landlord.

(b)          If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, Tenant shall pay Tenant’s Share of such excess (“Tenant’s Operating Expense Payment”) to Landlord.  For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s estimate of Tenant’s Operating Expense Payment for such Comparison Year (the “Expense Estimate”).  Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to one-twelfth (1/12th) of the Expense Estimate.  If Landlord furnishes an Expense Estimate for a Comparison Year subsequent to the commencement thereof, then: (i) until the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord, on the first (1st) day of each calendar month, an amount equal to the monthly sum payable by Tenant to Landlord under this Paragraph 3(b) during the last month of the preceding Comparison Year; (ii) promptly after the Expense Estimate is furnished to Tenant, or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Expense Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Operating Expense Payment to be made for such Comparison Year in accordance with the Expense Estimate, and (A) if there shall be a deficiency, Tenant shall pay the amount thereof within ten (10) Business Days after demand therefor; or (B) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder; and (iii) on the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, and on the first (1st) day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the Expense Estimate.  Landlord shall have the right from time to time during any year to notify Tenant in writing of any change in the Expense Estimate, in which event the amounts due from Tenant, as previously estimated, shall be adjusted to reflect the amount shown in such notice (and to take into account any overpayment or underpayment for the applicable Comparison Year), effective as of the first day of the month following Landlord’s giving of such notice.  In no event will the Rent paid by Tenant under this Lease ever be less than the Monthly Rental.

(c)          For the purposes of this Lease, the term “Operating Expenses” shall mean all expenses and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in connection with the management, ownership, operation, maintenance or repair of the Office Park, including but not limited to the following:  (i) wages and salaries (including management fees) of all employees engaged in the operation, repair, replacement, maintenance and security of the Office Park, including taxes, insurance and benefits relating thereto; (ii) all supplies and materials used in the operation, maintenance, repair, replacement and security of the Office Park, including, without limitation, soap, paper towels, toilet tissue, and other stock for all restrooms within the Office Park (including, without limitation, any restrooms located entirely within the premises of any particular tenant); (iii) the annual cost of all capital improvements made to the Office Park which, although capital in nature, can reasonably be expected to reduce the normal operating costs of the Office Park or are a part of Landlord’s sustainability efforts, as well as all capital improvements made in order to comply with any law promulgated by any governmental authority or which are designed to protect or enhance the health, safety or welfare of the tenants in the Office Park or their invitees, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes); (iv) the cost of all electricity, water and other utilities, other than the cost of utilities directly reimbursed to Landlord (i.e., through submeters or comparable devices) by the Office Park’s tenants (including Tenant); (v) the cost of any insurance or insurance related expense applicable to the Office Park (or any portion thereof) and Landlord’s personal property used in connection therewith; (vi) “Taxes” (as hereinafter defined); (vii) cost of security, non-capital repairs, non-capital replacements and general non-capital maintenance of the Office Park (including, but not limited to, the roof, the foundation and the exterior walls of all buildings in the Office Park; glass breakage; the redecorating, repainting, recarpeting and other such work of any Common Areas; heating, ventilation and air conditioning (“HVAC”) equipment; plumbing and electrical equipment; trash removal; security services; janitorial service; HVAC maintenance; grounds maintenance; alarm services; window cleaning; parking areas and landscaping), whether performed by Landlord or pursuant to service or maintenance contracts with independent contractors; the cost of replacement tubes and bulbs for Building standard lighting fixtures within the Premises; third-party rating systems concerning the environmental compliance of the Office Park or the Premises, as the same may change from time to time; (viii) cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement or security of the Office Park (including, without limitation, trash removal, security services, janitorial service, HVAC maintenance, grounds maintenance, alarm services, and window cleaning); (ix) the amount of basic rent payable under and pursuant to any ground lease pertaining to the Land or any potion thereof; (x) a management fee and other expenses incurred for the general operation and management of the Office Park; (xi) legal and accounting fees and expenses; (xii) expenses relating generally to the Office Park and payments under any easement, license, operating agreement, declaration, restrictive covenant or instrument pertaining to the sharing of costs by the buildings comprising the Office Park; and (xiii) anything which could be classified as an operating expense under accounting principles generally accepted in the real estate industry, consistently applied, but not specified or expressly set forth hereunder.  Notwithstanding the foregoing, there are specifically excluded from the definition of the term “Operating Expenses” expenses: (1) for capital improvements made to the Building, other than (A) capital improvements that are expressly included in Operating Expenses as set forth above and (B) items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting of Common Areas, replacement of carpet in lobbies, and the like [expenses for capital improvements of the type referenced in (A) and (B) of this clause (1) may be included in Operating Expenses]; (2) for repair, replacement and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant; (3) for interest, amortization or other payments on loans to Landlord; (4) for depreciation of the Building; (5) for leasing commissions; (6) for legal expenses with respect to disputes with individual tenants and negotiation of tenant leases; and (7) for renovating or otherwise improving space for occupants of the Building or vacant space in the Building.  Tenant acknowledges that the Building is part of the Office Park, which includes other improvements, and that certain of the costs of management, operation and maintenance of the Office Park shall, from time to time, be allocated among and shared by two or more of the improvements in the Office Park (including the Building).  The determination of such costs and their allocation shall be made by Landlord in its sole but reasonable discretion.  If the Building is not fully occupied during any calendar year, or if less than the entire Building is provided with Building standard services during any calendar year, Landlord shall adjust those Operating Expenses which are affected by occupancy for such calendar year, or portion thereof, as the case may be, to reflect an occupancy of not less than ninety-five percent (95%) of the total Net Rentable Area of the Building, and as though ninety-five percent (95%) of the total Net Rentable Area of the Building had been provided with Building standard services during such year.

(d)           For the purposes of this Lease, the term “Taxes” shall mean all taxes and assessments and governmental charges whether federal, state, county or municipal, and whether they be by taxing or management districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Office Park (or any portion thereof) or its operation, including, without limitation, special assessments due to deed restrictions and/or owner’s associations, but excluding federal and state taxes on income.  Notwithstanding the foregoing, if the present method of taxation changes so that in lieu of the whole or any part of any Taxes levied on the Office Park, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Office Park, then all such taxes, assessments or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for the purposes hereof.

(e)           After the end of each calendar year in which a portion of the Term falls, Landlord shall furnish Tenant with a statement of the actual Operating Expenses for such year and the resulting, actual amount of Tenant’s Operating Expense Payment for such year.  Thereafter, Landlord shall be entitled, if circumstances warrant, to issue one or more revised, corrected or supplemental statements at any time and from time to time following the issuance of the initial statement.  Within thirty (30) days after Landlord’s delivery of such statement, Tenant shall make a lump sum payment to Landlord in the amount, if any, by which Tenant’s Operating Expense Payment for the applicable calendar year, as shown on such Landlord’s statement, exceeds the estimated amounts paid by Tenant therefor during such preceding year.  If Tenant’s Operating Expense Payment, as shown on such Landlord’s statement, is less than the estimated amounts paid by Tenant therefor during such preceding year, then Landlord shall apply such amount to the next accruing installments of Additional Rent due from Tenant under this Paragraph 3, until fully credited to Tenant, or such amount shall be promptly paid to Tenant if the Term of this Lease has expired.  The foregoing obligations shall survive the expiration or termination of this Lease.

(f)            (i)          Tenant agrees to deposit the Security Deposit with Landlord on the date of execution of this Lease by Tenant, which sum shall be held by Landlord, without obligation for interest, as security for the performance of Tenant’s covenants and obligations under this Lease.  Upon the occurrence of any “Event of Default” (as hereinafter defined) by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, use such Security Deposit to the extent necessary to make good any arrears of Rent or other payments due Landlord hereunder, and any other damages, injury, expense or liability caused by such Event of Default; and Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount.  Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of such Security Deposit shall be returned by Landlord to Tenant at such time after termination of this Lease as all of Tenant’s obligations under this Lease have been fulfilled.

(ii)          Provided that no Event of Default then exists, and provided further that all payments of rent and other sums due and payable by Tenant to Landlord under this Lease have been received by Landlord on time and as agreed, Tenant shall be entitled to a refund of a portion of the Security Deposit, in the amount of $18,752.38, after the last day of the eighteenth (18th) full calendar month of the Term (the “Refund Date”).  After such refund, Landlord shall hold the remainder of the Security Deposit, in the amount of $18,752.38, in accordance with Paragraph 3(f)(i) above, until such time as Landlord may be obligated to return the Security Deposit under Paragraph 3(f)(i) above.  Provided that Tenant meets all of the foregoing requirements as of the Refund Date, Landlord shall refund the specified portion of the Security Deposit to Tenant within thirty (30) days after the Refund Date.  If Tenant does not meet all of the foregoing requirements for refund of the specified portion of the Security Deposit as of the Refund Date, Tenant shall not be entitled to such refund, and the full amount of the Security Deposit then held by Landlord shall be maintained in accordance with Paragraph 3(f)(i) above until such time as Landlord may be obligated to return the Security Deposit under Paragraph 3(f)(i) above.

4.            Use; Legal Compliance.

(a)           The Premises shall be used only for Tenant’s Permitted Uses, and for no other purposes whatsoever.  Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for any such use.  Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or would disturb or endanger any other tenants of the Building or unreasonably interfere with their use of their respective premises.  Tenant agrees that the floor load resulting from Tenant’s furniture, inventory and equipment pertaining to Tenant’s use of the Premises shall not exceed allowable design floor loading for the Building.

(b)          Tenant shall not violate, or permit the violation of, any condition imposed by standard “all risk” or “special form” insurance with regard to retail operations, and shall not permit anything to be done, or keep or permit anything to be kept, in the Premises that would: (i) adversly affect any insurance policy or coverage maintained by Landlord; or (ii) result in insurance companies of good standing refusing to insure the Building or Office Park, or any portions thereof, or any property within the Building or Office Park, in amounts reasonably satisfactory to Landlord.  Notwithstandng anything contained herein to the contrary, in no event shall Tenant’s Permitted Uses be deemed to permit any operation(s) that increase hazards or otherwise create any situation which would cause Landlord to incur increases in its insurance rates or premiums.  Tenant shall reimburse Landlord upon demand for any increase in Landlord’s insurance rates or premiums as a result of Tenant’s operation(s).

(c)          During the Term of this Lease, Landlord shall comply with (or cause to be complied with) all “Legal Requirements” (as hereinafter defined) which are not the obligation of Tenant to the extent non-compliance would materially impair Tenant’s use of the Premises for Tenant’s Permitted Uses.  Landlord shall be responsible for making any modifications to the Building, including the Common Areas, but excluding the Premises, required pursuant to any Legal Requirements.  Unless Tenant is responsible for such costs as set forth elsewhere in this Lease, the costs of compliance with Legal Requirements by Landlord and any modifications to the Office Park and/or the Building made by Landlord pursuant to the provisions of this paragraph shall initially be at Landlord’s expense; however, such expense shall be included in Operating Expenses unless expressly excluded therefrom under Paragraph 3(c) above.  Tenant shall comply with all Legal Requirements regarding the Premises and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in, upon or connected with the Premises, all at Tenant’s sole expense.  Tenant warrants that all alterations, additions and improvements made by Tenant or Tenant’s employees, agents or contractors, either prior to Tenant’s occupancy of the Premises or at any time during the Term of this Lease, will comply with all Legal Requirements.  In addition, Tenant warrants that its use of the Premises will be in strict compliance with all Legal Requirements.  During the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense, be responsible for making any modifications to the Premises that may be required pursuant to any Legal Requirements.  If, as a result of Tenant’s use of the Premises, or the making of any Alterations by Tenant, Landlord shall be required to make any additions, alterations or improvements to any part of the Office Park in order to comply with any Legal Requirements, Tenant shall reimburse Landlord upon demand for the costs incurred by Landlord to effect such compliance.  As used in this Lease, the term “Legal Requirements” refers to all present and future federal, state and local laws, orders, statutes, requirements and ordinances, all building, plumbing, electrical, fire and other codes and rules and regulations of governmental entities, and any laws of like import, which are applicable to the Premises, Building or Office Park, or the maintenance, use or occupation thereof, including, but not limited to, all laws, orders, statutes, requirements and ordinances regulating, relating to or imposing liability or standards of conduct concerning the protection of the environment or the keeping, use or disposition of “Hazardous Materials” (as hereinafter defined), as well as the Americans with Disabilities Act 42 U.S.C. §12101 (et seq.) (the “ADA”) and all regulations and orders promulgated pursuant to the ADA.  Tenant, at its sole cost and expense, shall maintain all moveable life safety equipment located within the Premises as required by the Legal Requirements, including all fire extinguishers.

5.             Services and Utilities.  Landlord shall provide, as Landlord reasonably deems necessary, subject to the terms of this Lease, Legal Requirements and limitations contained in any governmental controls now or hereafter imposed, or Force Majeure, and subject to cessation for reasonable necessity, the following services:

(a)          Heat and air conditioning as reasonably determined by Landlord to be standard for the Building from 8:00 a.m. to 6:00 p.m. on Business Days, but exclusive in any event of Saturdays (except upon request as set forth below), Sundays and holidays observed by the Building.  Landlord will also, upon advance request from Tenant made not later than 12:00 p.m. local time on Friday, provide heating and air conditioning services to the Premises at no additional charge to Tenant on the following Saturday from 8:00 a.m. to 1:00 p.m., if the following Saturday is not a holiday.  Subject to Paragraph 5(g) below, Landlord shall be under no obligation to provide additional or after-hours heating or air conditioning, but if Landlord elects to provide such services at Tenant’s request, Tenant shall pay to Landlord a reasonable charge for such services as determined from time to time by Landlord.  Tenant agrees to keep and cause to be kept closed all window coverings, if any, when necessary because of the sun’s position, and Tenant also agrees at all times to cooperate fully with Landlord and to abide by all the regulations and requirements which Landlord may prescribe for the proper functioning and protection of said heating, ventilating, and air conditioning system and to comply with all laws, ordinances and regulations respecting the conservation of energy.  Whenever heat-generating machines, excess lighting or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install supplementary air conditioning units and metering devices for such units in the Premises, and the cost thereof, including the cost of electricity and/or water therefor, shall be paid by Tenant to Landlord upon demand by Landlord.

(b)          General cleaning and janitorial service five (5) times per week, exclusive of holidays observed by the Building, pursuant to the “Cleaning Specifications” attached hereto as Exhibit “E” (Landlord, however, expressly reserves the right to modify such Cleaning Specifications, provided that the quality and frequency remain substantially the same as those contemplated by Exhibit “E”).

(c)          Reasonable quantities of cold water in lavatories, toilets and water fountains and, subject to Section 5(f) below, reasonable quantities of cold water up to the point of connection of localized distribution to the Premises for sinks and other applicances requiring water within the Premises (however, in no event shall Landlord be obligated to install any pipes or perform any plumbing or other work to bring such water from the point of connection of localized distribution to the Premises to such sinks or other appliances within the Premises, except to the extent such work is included within the Leasehold Improvements).  If Tenant requires water for any other purposes, Tenant shall pay the cost of bringing water to the Premises.

(d)          Electric current for Building standard tenant lighting and small business machinery only from electric circuits designated by Landlord for Tenant’s use.

(e)          Replacement of bulbs and ballasts for Building-standard lighting during normal building hours.  However, Tenant shall bear the cost of labor and materials for any replacement by Landlord of bulbs, lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

(f)          Landlord shall in no event be liable for any interruption or failure of utility services to the Premises or for any result thereof.  Tenant will not overload the wiring installations or interfere with the reasonable use thereof by other users in the Building, and will not, without the prior written consent of Landlord, use any apparatus or device in the Premises which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises as general office space; nor connect with electric current, except through existing electrical outlets in the Premises, or water pipes, any apparatus or device for the purposes of using electric current or water.  Tenant is responsible for reporting lighting purchases to Landlord in a format suitable to Landlord.  Landlord reserves the right to change electricity providers at any time and to purchase green or renewable energy.  If Tenant, in Landlord’s judgment, shall require water or electric current or any other resource in excess of that usually furnished or supplied for use of the Premises as general office space (it being understood that such an excess may result from the number of fixtures, apparatus and devices in use, the nature of such fixtures, apparatus and devices, the hours of use, or any combination of such factors), Tenant shall first procure the prior written consent of Landlord, to the use thereof, which Landlord may refuse, in its sole discretion, and Landlord may cause a special meter to be installed in the Premises so as to measure the amount of water, electric current or other resource consumed for any such other use.  The cost of any such meters and installation, maintenance and repair thereof shall be paid for by Tenant, and Tenant agrees to pay Landlord promptly upon demand by Landlord for all such water, electric current or other resource consumed, as shown by said meters, at the rates charged by the local public utility furnishing the same, plus any additional expense incurred in keeping account of the water, electric current or other resource so consumed.  Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the rental herein reserved be abated by reason of: (i) the installation, use or interruption of use of any equipment or appliances in connection with the furnishing of any of the foregoing utilities and services; (ii) failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by Acts of God or the elements, labor disturbances of any character, any other accidents or other conditions beyond the reasonable control of Landlord, or by the making of repairs or improvements to the Premises or to the Office Park; or (iii) the limitation, curtailment, rationing or restriction on use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or the Office Park.  Furthermore, Landlord shall be entitled to cooperate voluntarily in a reasonable manner with the efforts of national, state or local governmental agencies or utilities suppliers in reducing consumption of energy, water or any other resources.

(g)          Subject to the terms of this Paragraph 5(g), if Tenant gives written notice to Landlord requesting a permament extension of the hours during which heat and air conditioning service is provided to the Premises, then: (i) Landlord shall cause one or more submeters to be installed so as to measure the amount of electric current and any other utility or resource consumed by the heat and air conditioning.equipment serving the Premises; (ii) Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with the installation, maintenance and repair of such submeters; (iii) notwithstanding the terms of Paragraph 5(a) above, but subject to all other terms of this Lease, after the installation of the above referenced submeter(s) and payment by Tenant of the amounts described in clause (ii) of this sentence, Landlord shall provide heat and air conditioning service to the Premises during the hours specified in Tenant’s notice; and (iv) Tenant shall reimburse Landlord for the actual costs of the electric current and any other utility or resource consumed by the heat and air conditioning.equipment serving the Premises to provide heat and air conditioning service to the Premises outside of the hours specified in Paragraph 5(a) above, as shown by the submeter(s), at the rates charged by the local public utility(ies) furnishing the same, plus any additional expense incurred in keeping account of the electric current or other resource so consumed.  All amounts payable by Tenant under this Paragraph 5(g) shall be due within ten (10) days after Tenant’s receipt of any invoice therefor or statement relating thereto, and shall be deemed to be Additional Rent due under this Lease.  Tenant’s reimbursement obligations shall survive the expiration or earlier termination of this Lease with respect to any work performed or services provided during the Term.  Notwithstanding anything contained herein to the contrary, Landlord shall have no obligation to perform any work or to provide any heat or air conditioning service to the Premises under this Paragraph 5(g) at any time that an uncured Event of Default exists.

6.             Repairs and Maintenance.

(a)          Landlord shall maintain, in reasonably good order and condition, and except for damage occasioned by the act of Tenant, its agents, servants, employees or invitees (which damage shall be repaired by Landlord at Tenant’s expense), the structural portions of the Building, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts, and all Common Areas, as well as the base Building mechanical, electrical, life safety, plumbing and sprinkler systems (connected to the core and any distribution throughout the Premises), and the base Building ventilating and air conditioning systems (including primary loops connected to the core and any distribution throughout the Premises).  No compensation or claim or diminution of Rent will be allowed or paid by Landlord by reason of inconvenience, annoyance or injury to business, arising from the necessity of repairing the Premises or any portion of the Premises or Office Park, however the necessity may occur, as determined in the sole discretion of Landlord.  In the event the Premises should become in need of repairs which are required to be made by Landlord hereunder, Tenant shall give immediate written notice thereof to Landlord.  Landlord shall have no obligation to replace or repair “Tenant’s Property” (as hereinafter defined), and shall not be liable for any failure to make any repairs or to perform any maintenance required of Landlord hereunder unless such failure shall persist for an unreasonable period of time after written notice of the need for such repairs or maintenance is given to Landlord by Tenant.  It is hereby understood and agreed that, except as expressly set forth herein, Landlord has no obligation to alter, remodel, improve, repair, decorate, or paint the Premises, the Building, the Office Park or any portions thereof.

(b)          With the exception of those items expressly set forth in this Lease that are required to be repaired by Landlord, Tenant shall, at its sole cost and expense, make all repairs which are reasonably necessary to keep the Premises, and any portion of the Building or Office Park under Tenant’s exclusive control, in good repair, order and condition, except for reasonable wear and tear, casualty damage that Landlord is obligated to repair and condemnation.  All repairs and replacements which are Tenant’s responsibility hereunder shall be made promptly and with new materials of like kind and quality.  All repairs shall be made under the supervision of and subject to the prior approval of Landlord and within any reasonable period of time specified by Landlord.  If Tenant fails to make required repairs to the Premises promptly, Landlord, at Landlord’s election, shall have the right to make such repairs, and Tenant shall pay Landlord on demand Landlord’s actual costs of such repair, plus a fee equal to fifteen percent (15%) of such actual costs to cover Landlord’s overhead in making such repairs.

7.             Alterations, Cabling and Wiring.

(a)          Except for “Cosmetic Alterations” (as defined below), Tenant shall not make any alterations, additions or improvements to the Premises (including but not limited to roof, floor and wall penetrations) without the prior written consent of Landlord, which consent shall not be unreasonably withheld if such Alterations: (i) are non-structural and do not affect any Building systems; (ii) affect only the Premises, and not other tenants or their premises, and are not visible from outside of the Premises; (iii) do not affect the certificate of occupancy issued for the Building or the Premises; and (iv) do not violate any Legal Requirements.  Notwithstanding the foregoing, Tenant shall be entitled to make non-structural, cosmetic alterations costing in the aggregate not in excess of $10,000.00 per calendar year without Landlord’s consent, as long as such alterations do not involve structural portions of the Premises or Building or Building systems (including, but not limited to, HVAC systems, life safety systems, electrical and plumbing systems), excess noise or fumes of any type, and provided that such alterations are not visible from outside of the Premises (“Cosmetic Alterations”).  In the event Landlord consents to the making of any such alterations, additions or improvements by Tenant, or if Tenant is permitted to make any such alterations, additions or improvements without Landlord’s consent, the same shall be made by Tenant, at Tenant’s sole cost and expense, in accordance with all applicable laws, ordinances and regulations, and all requirements of Landlord’s and Tenant’s insurance policies and only in accordance with plans and specifications approved by Landlord; and any contractor or person selected by Tenant to make the same and all subcontractors must first be approved in writing by Landlord.  Any and all Leasehold Improvements and/or alterations will be performed in accordance with Landlord’s sustainability practices, including any third-party rating system concerning the environmental compliance of the Building or the Premises, as the same may change from time to time.  Promptly after completion of any alterations, additions or improvements to the Premises made by Tenant, Tenant shall supply Landlord with a set of scaled and dimensioned “as-built” plans of alterations, additions or improvements certified by Tenant’s architect or space planner, prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system as Landlord may accept), using naming conventions issued by the American Institute of Architects (or such other naming conventions as Landlord may accept) and a CD of such record plans translated in DXF format (or any other format acceptable to Landlord).  Tenant may, without the consent of Landlord, but at its own cost and expense and in a good and workmanlike manner erect such shelves, bins, machinery and trade fixtures, without altering the basic character of the Building or improvements and without overloading or damaging the Building or improvements, and in each case complying with all applicable governmental laws, ordinances, regulations and other requirements.  All alterations, additions, improvements and partitions erected by Tenant shall be and remain the property of Tenant during the Term and Tenant shall, unless Landlord otherwise elects as herein provided, remove all alterations, additions, improvements and partitions erected by Tenant and restore the Premises to their original condition on or before the Expiration Date or any sooner date of termination of this Lease; provided, however, that if Landlord so elects prior to termination or expiration of this Lease, such alterations, additions, improvements and partitions shall become the property of Landlord as of the Expiration Date or any sooner date of termination of this Lease and shall be delivered up to the Landlord with the Premises.  All shelves, bins, machinery and trade fixtures installed by Tenant may be removed by Tenant prior to the termination of this Lease if Tenant so elects, and shall be removed on or before the Expiration Date or any sooner date of termination of this Lease if required by Landlord; upon any such removal Tenant shall restore the Premises to their original condition.  All such removals and restoration shall be accomplished in a good and workmanlike manner so as not to damage the primary structure or structural qualities of the Building and improvements situated in the Premises.

(b)          On or prior to the Expiration Date, Tenant shall, unless otherwise directed by Landlord, at Tenant’s expense, remove all wiring, cabling, telecom and data equipment installed by or for Tenant (“Utility Installations”) as part of the initial Leasehold Improvements or later alterations, both within the Premises and outside the Premises (in the cross-connect rooms, telecom closets, risers, other areas of the Building and in the underground conduits between the Building and other portions of the Office Park).  The removal of wiring and cabling shall be carried out by a qualified cabling contractor approved by Landlord, such approval not to be unreasonably withheld.  Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Office Park caused by Tenant’s removal of Utility Installations, and, upon default thereof, Tenant shall reimburse Landlord for Landlord’s cost of repairing and restoring such damage.  Notwithstanding the foregoing, Tenant shall not be required to remove any voice or data cable if Tenant has complied with the requirements of Paragraph 7(c) below with respect thereto.

(c)          All voice and data cable installed within the Premises, anywhere else within the Office Park or in the conduits between the Building and other portions of the Office Park, by or for Tenant, as a part of the initial Leasehold Improvements or later alterations, shall be neatly tagged and identified with permanently marked, weather proof labels in each telephone closet through which cables pass, each antenna bracket, at the transmission line building entry point, at the interior wall feed-through or any other transmission line exit point, and at any transmitter combiner, duplexer or multifeed receive port, with Tenant’s or the provider’s name (as the case may be), type of line, circuit number, floor where cable originates and terminates, and such other information as may be reasonably required by Landlord.

8.             Rules and Regulations.  Tenant shall faithfully observe and comply with the Rules and Regulations attached to this Lease as Exhibit “F” and by this reference made a part hereof and all modifications thereof and additions thereto from time to time put into effect by Landlord.  Landlord shall not be responsible for the non-performance by any other tenant or occupant of the Office Park of any of said Rules and Regulations.

9.             Inspection and Right of Entry.  Landlord reserves and shall at all times have the right to enter the Premises to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to show said Premises to prospective purchasers, mortgagees or tenants, to post and maintain all notices, including notices of non-responsibility, to alter, improve, or repair the Premises and any portion of the Building to which access is conveniently made through the Premises, to fulfill any obligations of Landlord under this Lease, to exercise any right or remedy to which Landlord is entitled under this Lease, or for any other purpose permitted or contemplated by this Lease, all without abatement of Rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits, and other necessary structures in and through the Premises where reasonably required by the character of any work to be performed, provided that entrance to the Premises shall not be blocked thereby, and further provided that the business of Tenant shall not be interfered with unreasonably.  Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises and any other loss occasioned thereby.  Landlord shall have the right to use any and all means which Landlord may deem necessary or proper in an emergency to obtain entry to any portion of the Premises, and such entry shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portions thereof.  Landlord shall also have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways and corridors, stairs, toilets or other public parts of the Building.

10.           Assignment and Subletting.

(a)          Subject to Paragraphs 39 and 40 of this Lease, neither Tenant nor its legal representatives or successors in interest shall, by operation of law or otherwise, assign or otherwise transfer this Lease or any part hereof, or the interest of Tenant under this Lease, and the Premises or any part thereof shall never be sublet, occupied or used for any purpose by anyone other than Tenant, without Tenant’s obtaining in each instance the prior written consent of Landlord.  Tenant shall not modify, extend, or amend a sublease previously consented to by Landlord without obtaining Landlord’s prior written consent.  Tenant shall not mortgage, pledge or otherwise encumber its interest under this Lease without the prior written consent of Landlord, which consent may be withheld for any reason or no reason, in the sole and absolute discretion of Landlord.  Landlord’s consent to any assignment, sublease or other transfer shall not be deemed consent to any further assignment, sublease or other transfer by either Tenant or the assignee, sublessee or transferee (as applicable).

(b)          An assignment of this Lease shall be deemed to have occurred: (i) if in a single transaction or in a series of transactions more than a fifty percent (50%) interest in Tenant, any guarantor of this Lease, or any subtenant (whether stock, partnership interest, interest in a limited liability company or otherwise) is transferred, diluted, reduced, or otherwise affected with the result that the present holder or owners of Tenant, such guarantor, or such subtenant have less than a fifty percent (50%) interest in Tenant, such guarantor or such subtenant; or (ii) if Tenant’s obligations under this Lease are taken over or assumed in consideration of Tenant leasing space in another office building.  The transfer of the outstanding capital stock of any corporate Tenant, guarantor or subtenant through the “over-the-counter” market or any recognized national securities exchange [other than by persons owning five percent (5%) or more of the voting stock of such corporation] shall not be included in the calculation of such fifty percent (50%) interest in (i) above.

(c)          If Tenant should desire to assign this Lease or sublet the Premises (or any part thereof) and, Tenant is not then in default under this Lease, Tenant shall give Landlord written notice no later than thirty (30) days in advance of the proposed effective date of any proposed assignment or sublease, specifying (i) the name and business of the proposed assignee or subtenant, (ii) the amount and location of the space within the Premises proposed to be so subleased, (iii) the proposed effective date and duration of the assignment or subletting, (iv) the proposed rent or consideration to be paid to Tenant by such assignee or subtenant, (v) the proposed use of the proposed assignee or subtenant, (vi) complete, audited financial statements and a business plan for the proposed subtenant or assignee, and (vii) a true and correct copy of the proposed instrument of assignment or proposed sublease.  In the event that Landlord agrees to consent to any assignment or sublease, such consent shall be evidenced by the execution of Landlord’s standard form of consent to assignment or consent to sublease by Tenant, the assignee or subtenant and Landlord.  Tenant shall promptly supply Landlord with such other information as Landlord may request to evaluate the proposed assignment or sublease.  Landlord shall have a period of thirty (30) days following receipt of such notice and other information requested by Landlord within which to notify Tenant in writing that Landlord elects: (A) to terminate this Lease as to the space so affected as of the proposed effective date set forth in Tenant’s notice, in which event Tenant shall be relieved of all further obligations hereunder as to such space, except for provisions of this Lease which expressly survive the termination hereof; or (B) to permit Tenant to assign or sublet such space; provided, however, that, if the rent rate agreed upon between Tenant and its proposed subtenant is greater than the rent rate that Tenant must pay Landlord hereunder for that portion of the Premises, or if any consideration shall be promised to or received by Tenant in connection with such proposed assignment or sublease (in addition to rent), then fifty percent (50%) of such excess rent and other consideration shall be considered Additional Rent owed by Tenant to Landlord; provided, that in calculation of the excess rent, the rent paid during each annual period for the applicable portion of the Premises shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all reasonable rent concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance, and for purposes of calculating any such effective rent, all such reasonable concessions, brokerage commissions, attorneys’ fees and other disbursements which have been incurred, and for which Tenant has submitted to Landlord acceptable evidence of such disbursements, shall be amortized without interest on a straight-line basis as received over the relevant term (i.e., over the number of payments to be received by Tenant from the sublessee or assignee, whether such payments consist of a lump sum payment or periodic payments), and the sums due Landlord shall be paid by Tenant to Landlord, in the case of excess rent, in the same manner that Tenant pays Monthly Rental and, in the case of any other consideration, within ten (10) Business Days after receipt thereof by Tenant; or (C) subject to Paragraph 39 of this Lease, to refuse to consent to Tenant’s assignment or subleasing of such space and to continue this Lease in full force and effect as to the entire Premises (any notice by Landlord refusing consent to an assignment or sublease shall include an explanation for the refusal).  If Landlord should fail to notify Tenant in writing of such election within the aforesaid thirty (30) day period, Landlord shall be deemed to have elected option (C) above.  No acceptance by Landlord of any Rent or any other sum of money from any assignee, subtenant or other category of transferee shall be deemed to constitute Landlord’s consent to any assignment, sublease, or transfer.

(d)          Notwithstanding anything contained herein to the contrary, Landlord shall have no obligation to consider any request by Tenant to assign this Lease or sublet the Premises (or any part thereof) at any time when an uncured Event of Default exists under this Lease.  Any attempted assignment or sublease by Tenant in violation of the terms and provisions of this Paragraph 10 shall be void and such act shall constitute a material breach of this Lease.  In no event shall any assignment, subletting or transfer, whether or not with Landlord’s consent, relieve Tenant of its primary liability under this Lease for the entire Term.

(e)          Landlord shall have the right to sell, transfer, assign, pledge, and convey all or any part of the Building and any and all of Landlord’s rights under this Lease.  In the event Landlord assigns or otherwise conveys its rights under this Lease, Landlord shall be entirely freed and released from any obligations accruing thereafter under the Lease, and Tenant agrees to look solely to Landlord’s successor in interest for performance of such obligations.

11.           Insurance.

(a)          During the Term, and during any other time that Tenant or any employee, agent, contractor or any other party for which Tenant is responsible, is in possession of, or is otherwise using or occupying, any portion of the Premises, Tenant shall maintain the following coverages in the following amounts:

(i)          Commercial general liability (“CGL”) insurance, on an occurrence form, with combined bodily injury and property damage limits of not less than  $1,000,000 each occurrence, $2,000,000 per location general aggregate, $1,000,000 personal & advertising injury, $2,000,000 products & completed operations, $1,000,000 fire damage legal liability, and $1,000,000 liquor law liability.  CGL insurance shall be written on ISO occurrence form CG 00 01 01 96 (or a substitute form providing equivalent coverage) and shall cover liability arising from or in connection with the use and occupancy of the Premises, Building, Common Areas or surrounding area, operations, independent contractors, products-completed operations, personal injury and advertising injury, bodily injury (including death) , property damage, fire damage legal liability, contractual liability assumed under an insured contract and the performance by Tenant of the indemnity agreements set forth in this Lease.  Landlord shall be included as an insured under the CGL policy, using ISO additional insured endorsement CG 20 11 or a substitute providing equivalent coverage.  This insurance shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to Landlord and the indemnified parties.  There shall be no endorsement or modification of the CGL policy to make it excess over other available insurance; alternatively, if the CGL policy states that it is excess or pro rata, the policy shall be endorsed to be primary with respect to the additional insured.  Notwithstanding anything contained in this Lease to the contrary, Tenant waives all rights against Landlord and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by the commercial general liability or commercial umbrella liability insurance maintained pursuant to this Lease.

(ii)          Commercial property insurance covering: (A) all of Tenant’s personal property, including, without limitation, furniture, equipment, fittings, installations, supplies, phone systems, computer systems, trade fixtures, signs and merchandise, located in the Premises (collectively, “Tenant’s Property”); and (B) the Leasehold Improvements and all other alterations, additions and improvements within, to or for the Premises.  Such insurance shall cover the perils insured under the ISO special causes of loss form (CP 10 30) and shall include coverage for vandalism and malicious mischief, terrorism coverage for both certified and non-certified acts of terrorism, water damage, flood, sprinkler leakage coverage, breakage of glass, and boiler and machinery (systems breakdown).  The amount insured shall equal the full replacement cost value new without deduction for depreciation of the covered items.  Any coinsurance requirement in the policy shall be eliminated through the attachment of an agreed amount endorsement, the activation of an agreed value option, or as is otherwise appropriate under the particular policy form.

(iii)          “Special Form” Business income, business interruption and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils, following terms of Paragraph 11(a)(ii) above in an amount to cover the loss of twelve (12) months of gross profits and continuing expenses during the period of partial or total shutdown of Tenant’s business and six (6) months of extended period of indemnity until Tenant’s business is back to the level where it would have been had there been no shutdown.

(iv)          Worker’s compensation insurance providing statutory benefits to Tenant’s employees, employers liability insurance with limits not less than $1,000,000 each accident for bodily injury by accident or $1,000,000 each employee for bodily injury by disease.  Tenant waives all rights against Landlord and its agents, officers, directors, and employees for recovery of damages to the extent these damages are covered by the workers compensation and employers liability obtained by Tenant.  Tenant shall obtain an endorsement to effect this waiver.

(v)           Business auto liability insurance with combined limits not less than $1,000,000 each accident for “any auto.”

(vi)          Umbrella or excess liability insurance with limits of liability of no less than $5,000,000 excess of underlying general liability, automobile and employers liability coverage on a no less than follow form basis.

(b)           Tenant shall also maintain and provide such other form or forms of insurance, changes in amounts of coverage, or endorsements as Landlord, or any “Mortgagee” (as hereinafter defined) of Landlord, may reasonably require from time to time.

(c)           The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease and Landlord makes no representation or guaranty that the insurance required under this Lease shall be sufficient or adequate to protect Tenant.  All insurance shall: (i) be issued by an insurance company or companies satisfactory to Landlord, licensed to do business in the State where the Building is located, and having a rating of not less than A- X in Best’s Insurance Guide (unless otherwise acceptable to Landlord); and (ii) provide that said insurance shall not be canceled unless thirty (30) days’ prior written notice shall have been given to Landlord and the other additional insureds thereunder designated by Landlord.  In addition, the insurance described in Paragraph 11(a)(i) above shall: (A) name Landlord, any Mortgagee and any other party specified by Landlord as an additional insured; (B) specifically cover the liability assumed by Tenant under this Lease including, but not limited to, Tenant’s obligations under the indemnity agreements set forth in this Lease; (C) be primary insurance as to all claims thereunder and provide that any insurance required by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (D) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord.  The insurance described in Paragraph 11(a)(ii) shall name Landlord and any other party specified by Landlord as loss-payee as to all items referred to in clause (B) of Paragraph 11(a)(ii), and the insurance described in Paragraphs 11(a)(ii) and 11(a)(iii) shall have deductibles reasonably acceptable to Landlord.  Tenant shall deliver all policies or certificates thereof (such certificates to be issued on Acord form 25 and accompanied with endorsement CG 20 11 or its equivalent with respect to the insurance required under Paragraphs 11(a)(i)(iv)(v) and (vi), and on Acord form 28 with respect to the insurance required under Paragraphs 11(a)(ii) and (iii)) to Landlord on or before Landlord’s delivery of the Premises to Tenant or the Commencement Date, whichever first occurs, and at least thirty (30) days before the expiration dates thereof.  Failure of Landlord to demand such certificate or other evidence of full compliance with these insurance requirements or failure of Landlord to identify a deficiency from evidence that is provided shall not be construed as a waiver of Tenant’s obligation to maintain such insurance.  In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may deny Tenant the right to occupy the Premises until such time as Tenant makes such deliveries (which denial shall have no effect upon the Commencement Date) and/or procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within thirty (30) days after delivery to Tenant of the bills therefor.

(d)          All insurance policies required to be carried by Tenant with respect to this Paragraph 11 shall be procured and maintained in full force and effect by Tenant at its sole cost and expense and continue in full force and effect during the Term of the Lease, any renewals or extensions thereof, any holdover period under the Lease, any tenancy by whatsoever name called and any period of occupancy by Tenant of the Premises prior to the Commencement Date of the Lease or subsequent to the expiration or earlier termination of the Lease.

(e)          Landlord and Tenant shall each have included in all policies of property insurance, including special form, business interruption and other property insurance respectively obtained by them covering the Premises, the Building and contents therein, a waiver by the insurer of all right of subrogation against the other in connection with any loss or damage thereby insured against.  Any additional premium for such waiver shall be paid by the primary insured.  Anything in this Lease to the contrary notwithstanding (including, without limitation, Paragraph 13 hereof), and to the full extent permitted by law, Landlord and Tenant each waives all right of recovery against the other (and any officers, directors, partners, employees, agents and representatives of the other), and agrees to release the other from liability, for loss or damage to the extent such loss or damage is covered by valid insurance in effect covering the party seeking recovery at the time of such loss or damage, or would be covered by the insurance required to be maintained under this Lease by the party seeking recovery.  If the release of either party, as set forth above, should contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be secondary to the liability of the other’s insurer.  Landlord and Tenant acknowledge that the waivers and releases set forth in this paragraph are intended to result in any loss or damage which is covered by insurance being borne by the insurance carrier of Landlord or Tenant, as the case may be, or by the party having the insurable interest if such loss is not covered by insurance and this Lease requires such party to maintain insurance to cover such loss.  Landlord and Tenant agree that such waivers and releases were freely bargained for and willingly and voluntarily agreed to by Landlord and Tenant, and do not constitute a violation of public policy.

12.           Fire and Casualty Damage.

(a)          If the Building or Office Park should be totally destroyed by fire, tornado or other casualty or if the Building or Office Park should be damaged, to the extent that, in Landlord’s reasonable judgment, repair would not be economically feasible; or that rebuilding or repairs cannot, in Landlord’s estimation, be completed within two hundred (200) days after the date of such damage; or if the insurance proceeds remaining after any required payments to Mortgagees are insufficient to repair such damage or destruction, Landlord shall have the right, at Landlord’s option, to terminate this Lease by giving Tenant written notice of such termination within sixty (60) days after the date of such casualty, and the Rent shall be apportioned and paid to the date on which possession is relinquished or the date of such damage, whichever last occurs, and Tenant shall immediately vacate the Premises according to such notice of termination.

(b)          If the Building should be damaged by any peril covered by the insurance to be carried by Landlord under this Lease, but only to such extent that rebuilding or repairs are, in Landlord’s estimation, economically feasible and can be completed within two hundred (200) days after the date of such damage and the proceeds of such insurance, after deducting any required payments to Mortgagees, are sufficient for such rebuilding or repairs, this Lease shall not terminate, and Landlord shall at its sole cost and expense thereupon proceed with reasonable diligence to rebuild and repair the Building to substantially the condition in which it existed prior to such damage, except that: (i) Landlord shall not be required to rebuild, repair or replace any of the partitions, fixtures, additions, alterations or other leasehold improvements (including, without limitation, the Leasehold Improvements constructed under the Work Letter) in, on or about the Premises; and (ii) Landlord may elect not to rebuild if such damage occurs during the last year of the Term, exclusive of any option to extend the Term which is unexercised at the time of such damage.  If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which the Premises are untenantable shall be reduced to such extent as may be fair and reasonable under all of the circumstances.

(c)          Tenant shall be obligated to repair and restore all leasehold improvements (including, without limitation, the Leasehold Improvements constructed under the Work Letter), alterations and additions situated in, on or about the Premises in the event of any damage or destruction thereto by any peril covered by the provisions of this Paragraph 12; provided, however, that, if this Lease is terminated under this Paragraph 12, then, in lieu of repairing and restoring such items, Tenant shall promptly pay to Landlord all insurance proceeds received by Tenant for the damage or destruction pertaining to such items.  Tenant shall use commercially reasonable efforts to obtain such proceeds from its insurer(s).  Tenant’s obligations under this Paragraph 12(c) shall survive the expiration or earlier termination of this Lease.

(d)          Notwithstanding anything herein to the contrary, in the event any Mortgagee requires that the insurance proceeds be applied to the indebtedness due such Mortgagee, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such Mortgagee, whereupon all rights and obligations hereunder shall cease and terminate.  In no event shall Landlord be required under this Lease to incur any expenses in excess of available insurance proceeds for the purpose of repairing or restoring the Office Park, the Building or the Premises after a fire or other casualty.

13.          Waiver of Claims; Landlord’s Liability and Indemnification.

(a)          Tenant waives and releases all claims against Landlord, its agents, employees, representatives and contractors for damage to any property or injury to, or death of, any person in, upon, or about the Premises arising at any time and from any cause other than by reason of the sole negligence of Landlord, its agents, employees, representatives, or contractors.

(b)          Without limiting the generality of Paragraph 13(a), Tenant agrees that Landlord, its agents, employees, representatives and contractors will not be liable for any loss, injury, death, or damage (including consequential damages) to persons, property, or Tenant’s business occasioned by theft, act of God, public enemy, injunction, riot, strike, insurrection, war, vermin, court order, requisition, order of governmental body or authority, electricity, computer or electronic equipment or systems malfunction, fire, explosion, falling objects, steam, water, rain or snow, leak or flow of water, rain or snow from the Premises or into the Premises or from the roof, street, subsurface or from any other place or by dampness or from the breakage, leakage, obstruction, or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures of the Office Park, or from construction, repair, alteration of the Premises or from any acts or omissions of any other tenant, occupant, or visitor of the Premises, or from any other cause whatsoever, except if such loss, injury, death, or damage to persons, property, or Tenant’s business is occasioned by the sole negligence of the Landlord, its agents, employees, representatives or contractors.

(c)          Tenant shall indemnify Landlord, its agents, employees, representatives and contractors, and shall hold Landlord, its agents, employees, representatives and contractors harmless from and against, any and all liability for any loss, injury or damage (collectively, a “Loss”), including, without limitation, all costs, expenses, court costs and attorneys’ fees imposed on Landlord by any person whomsoever, caused by, resulting from or in connection with: (a) any event or occurrence in the Premises (except where such Loss is caused by or results from the sole negligence or willful misconduct of Landlord or its employees, agents or contractors); (b) any act or omission, or the negligence or willful misconduct, of Tenant, its employees, agents or contractors; or (c) any breach of this Lease by Tenant, its employees, agents or contractors.  The foregoing indemnity obligations of Tenant shall include attorneys’ fees, investigation costs, and all other costs and expenses incurred by Landlord from the first notice that any claim or demand has been made or may be made.

(d)          The provisions of this Paragraph 13 shall survive the expiration or termination of this Lease with respect to any damage, injury, or death occurring before such expiration or termination.

14.           Condemnation.  If the whole or any substantial part of the Premises should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises for the purpose for which they are being used, this Lease shall terminate and the Rent shall be apportioned and paid to the date on which the physical taking of the Premises shall occur.  If part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided above, this Lease shall not terminate but the Rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances.  All compensation awarded for any taking (or the proceeds of private sale in lieu thereof) of the Premises, the Building, the Office Park or other improvements, or any part thereof, shall be the property of Landlord and Tenant hereby assigns its interest in any such award to Landlord; provided, however Landlord shall have no interest in any award made to Tenant for loss of business or for the taking of Tenant’s fixtures if a separate award for such items is made to Tenant.  In no event shall Landlord be required under this Lease to incur any expenses in excess of available proceeds from any taking contemplated hereby for the purposes of restoring the Building or the Premises after any such taking.

15.           Holding Over.  Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession to Landlord with all repairs, maintenance and removal, if any, required herein to be performed by Tenant completed.  Should Tenant continue to hold the Premises after the expiration or earlier termination of this Lease, or after reentry by Landlord without terminating this Lease, such holding over, unless otherwise agreed to by Landlord in writing, shall constitute and be construed as a tenancy at sufferance and not a tenancy at will, at monthly installments of Rent equal to one hundred fifty percent (150%) of the monthly portion of Rent in effect as of the date of expiration or earlier termination, and subject to all of the other terms, charges and expenses set forth herein except any right to renew this Lease or to expand the Premises or any right to additional services.  Tenant shall have no right to notice under Official Code of Georgia Annotated §44-7-7 of the termination of its tenancy.  Tenant shall also be liable to Landlord for all damage which Landlord suffers because of any holding over by Tenant, and Tenant shall indemnify Landlord against all claims made by any other tenant or prospective tenant against Landlord resulting from delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant.  No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend the Term except as otherwise expressly provided in a written agreement executed by both Landlord and Tenant.  The provisions of this Paragraph 15 shall survive the expiration or earlier termination of this Lease.

16.           Quiet Enjoyment.  Landlord covenants that it has full right and authority to enter into this Lease and that Tenant, upon paying the Rent herein set forth and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease.

17.           Events of Default.  Each of the following events shall be deemed to be “Events of Default” by Tenant under this Lease: (a) Tenant shall fail to pay any installment of the Rent herein reserved when due, or any other payment or reimbursement to Landlord required herein when due, and such failure shall continue for a period of five (5) days from the date such payment was due; (b) Tenant or any guarantor of Tenant’s obligations hereunder shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts or shall make a general assignment for the benefit of creditors; or Tenant or any such guarantor shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all, or any substantial part of, its property (a “Bankruptcy Event”); or Tenant or any such guarantor shall take any action to authorize or in contemplation of any of the actions set forth above in this paragraph; (c) any case, proceeding or other action against Tenant or any guarantor of Tenant’s obligations hereunder shall be commenced seeking to have an order for relief entered against it for a Bankruptcy Event; (d) a receiver or trustee shall be appointed for all or substantially all of the assets of the Tenant; (e) Tenant shall desert or vacate any substantial portion of the Premises; (f) Tenant shall fail to discharge any lien placed upon the Premises in violation of Paragraph 21 hereof within the time period specified in Paragraph 21, or Tenant shall fail to return to Landlord any document in accordance with the provisions of, and within the time period specified in, Paragraph 20 hereof; and (g) Tenant shall fail to comply with any term, provision or covenant of this Lease (other than the foregoing in this Paragraph 17), and shall not cure such failure within thirty (30) days after written notice thereof to Tenant.  Notwithstanding anything contained in this Lease to the contrary, if Tenant breaches any non-monetary covenant, condition or agreement contained herein on Tenant’s part to be kept or performed two (2) or more times within any twelve (12) month period, the second, and each subsequent, breach during such twelve (12) month period shall constitute an immediate Event of Default by Tenant under this Lease, without the necessity of providing any notice, or any grace or cure period, to Tenant, and Landlord shall be entitled to immediately exercise any remedy available under this Lease, at law or in equity.  For the avoidance of doubt, any initial breach of any non-monetary covenant, condition or agreement contained herein on Tenant’s part to be kept or performed during any twelve (12) month period may ripen into an Event of Default (which will entitle Landlord to exercise its remedies), but Landlord shall be obligated to first provide Tenant with any applicable notice, and any applicable grace or cure period, that may be set forth in this Lease; provided, however, that nothing contained in this paragraph shall be deemed to create any independent requirement to provide notices, or grace or cure periods, other than or in addition to any such requirements that may be set forth elsewhere in this Lease.

18.           Remedies.

(a)           Upon the occurrence of any one or more of the aforesaid Events of Default, or upon the occurrence of any other default or defaults by Tenant under this Lease, Landlord may, at Landlord’s option, without any demand or notice whatsoever (except as expressly required in this Paragraph 18):

(i)          Terminate this Lease, and Tenant shall remain liable for all Rent and all other obligations under this Lease arising up to the date of such termination; or

(ii)          Landlord may at its option, declare the difference, if any, between (A) the entire amount of Monthly Rental and Additional Rent which would become due and payable during the remainder of the Term, discounted to present value using a discount rate equal to the “Prime Rate” (as hereinafter defined) in effect as of the date of such declaration, and (B) the fair rental value of the Premises during the remainder of the Term (taking into account, among other factors, the anticipated duration of the period the Premises will be unoccupied prior to reletting and the anticipated cost of reletting the Premises), also discounted to present value using a discount rate equal to the Prime Rate in effect as of the date of such declaration, to be due and payable immediately and Tenant agrees to pay the same at once, together with all Monthly Rental, Additional Rent and other sums theretofore due; it being understood and agreed that such payment shall be and constitute Landlord’s liquidated damages, Landlord and Tenant acknowledging and agreeing that it is difficult or impossible to determine the actual damages Landlord would suffer from Tenant’s breach hereof and that the agreed upon liquidated damages are not punitive or penalties and are just, fair and reasonable, all in accordance with Official Code of Georgia Annotated §13-6-7.  If Landlord exercises the election set out in this paragraph, Landlord hereby waives any right to assert that Landlord’s actual damages are greater than the amount calculated hereunder.  “Prime Rate” means the Prime Rate published in The Wall Street Journal from time to time (adjusted daily) as being the base rate on corporate loans at large U.S. money center commercial banks.  If The Wall Street Journal ceases to publish such a Prime Rate, the Prime Rate shall be the per annum interest rate which is publicly announced (whether or not actually charged in each instance) from time to time (adjusted daily) by JPMorgan Chase Bank, N.A., as its “prime rate” or similar corporate borrowing reference rate; or

(iii)          Without terminating this Lease, Landlord may in its own name but as agent for Tenant enter into and upon and take possession of the Premises or any part thereof, and, at Landlord’s option, remove persons and property therefrom and such property, if any, may be removed and stored in a warehouse or elsewhere at the cost of, and for the account of Tenant, all without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby, and Landlord may, but has no obligation to, rent the Premises or any portion thereof as the agent of Tenant, with or without advertisement, and by private negotiations and for any term upon such terms and conditions as Landlord may deem necessary or desirable in order to relet the Premises.  Upon each such reletting, all rentals received by Landlord from such reletting shall be applied: first, to the payment of any indebtedness (other than any Rent due hereunder) from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including, without limitation, brokerage fees and attorney’s fees and costs of alterations and repairs; third, to the payment of Rent and other charges then due and unpaid hereunder; and the residue, if any, shall be held by Landlord to the extent of and for application in payment of future Rent, if any becomes owing, as the same may become due and payable hereunder.  In reletting the Premises as aforesaid, Landlord may grant rent concessions and Tenant shall not be credited therefor.  If such rentals received from such reletting shall at any time or from time to time be less than sufficient to pay to Landlord the entire sums then due from Tenant hereunder, Tenant shall pay any such deficiency to Landlord.  Such deficiency shall, at Landlord’s option, be calculated and paid monthly.  Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any such previous default provided same has not been cured; or

(iv)          Without terminating this Lease, and with or without notice to Tenant, Landlord may enter into and upon the Premises and without being liable for prosecution or any claim for damages therefor, maintain the Premises and repair or replace any damage thereto or do anything for which Tenant is responsible hereunder.  Tenant shall reimburse Landlord immediately upon demand for any expenses which Landlord incurs in thus effecting Tenant’s compliance under this Lease, and Landlord shall not be liable to Tenant for any damages with respect thereto; or

(v)          Allow the Premises to remain unoccupied, and Tenant shall remain liable for the Rent and all other obligations accruing over the balance of the Term; or

(vi)          Terminate the Tenant’s right to possession of the Premises, without terminating the Lease, and Tenant shall remain liable for the Rent and all other obligations accruing over the balance of the Term; or

(vii)          Terminate the Lease and Tenant’s right to possession of the Premises; or

(viii)         Enforce the performance of Tenant’s obligations hereunder by injunction or other equitable relief, which remedy may be exercised upon any actual or threatened Event of Default by Tenant, without regard to whether Landlord may have an adequate remedy at law; or

(ix)           Pursue any combination of the foregoing remedies permitted by law and such other remedies as are available at law or equity.

(b)           Whenever Landlord terminates this Lease, it shall do so by giving Tenant written notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice with the same force and effect as though the date specified were the date herein originally fixed as the Expiration Date, and all rights of Tenant under this Lease and in and to the Premises shall expire and terminate and Tenant shall surrender the Premises to Landlord on the date specified in such notice.  Whenever Landlord terminates Tenant’s right to possession of the Premises without terminating this Lease, it shall do so by giving Tenant written notice of termination of its right of possession, in which event Tenant shall surrender the Premises to Landlord on the date specified in such notice.  Tenant shall remain liable for all Rent and all other obligations as they accrue over the Term, even after any writ of possession as to the Premises is applied for or issued to Landlord in dispossessory proceedings, after an eviction is completed, and after Landlord terminates Tenant’s right of possession unless Landlord terminates the Lease.

(c)          All installments of Rent, and all other amounts of money payable by Tenant to Landlord under this Lease, if not received by Landlord within five (5) days after the date due, shall: (i) be subject to a late fee equal to the greater of (A) five percent (5%) of the amount past due, or (B) $50.00, which late fee represents an agreed upon charge for the administrative expense suffered by Landlord as a result of such late payment and not payment for the use of money or a penalty; and (ii) the amount past due (excluding late fees), shall bear simple interest from the date due until paid at twelve percent (12%) per annum (the “Interest Rate”); and Tenant agrees to pay said late fee and interest immediately and without demand.  However, if at the time such interest is sought to be imposed, the Interest Rate exceeds the maximum rate permitted under federal law or under the laws of the State of Georgia, the Interest Rate shall be the maximum rate of interest then permitted by applicable law.  Should Tenant make a partial payment of past due amounts, the amount of such partial payment shall be applied first to late fees, second to accrued but unpaid interest at the Interest Rate, and third to past due amounts in the order of their due dates.  The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

(d)          The foregoing provisions of this Paragraph 18 shall survive the expiration or earlier termination of this Lease and shall apply to any renewal or extension of this Lease.

19.           Bankruptcy.  Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as Rent, shall constitute Rent for the purposes of the Bankruptcy Code.  11 U.S.C. §502(b)(7).  This is a contract under which applicable law excuses Landlord from accepting performance from (or rendering performance to) any person or entity other than Tenant within the meaning of the Bankruptcy Code.  11 U.S.C. §365(c), 365(e)(2).  If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or the estate of Tenant within the meaning of the Bankruptcy Code.  Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord.  Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations arising under this Lease on and after the date of such assignment.  Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.

20.           Subordination; Estoppel Certificates.

(a)          Tenant accepts this Lease as subject and subordinate to any recorded mortgages, deeds to secure debt, deeds of trust, ground leases and other similar security instruments (each, a “Mortgage”) and encumbrances presently existing or hereafter created upon the Premises or Building, and all other encumbrances and matters of public record applicable to the Building or Office Park or any part thereof presently existing or hereafter created, including without limitation, any reciprocal easement or operating agreements, ground or underlying leases, covenants, conditions and restrictions, and to all amendments, modifications and restatements thereof, and all replacements and substitutions therefor.  The subordination created hereby is self-operative and no further instrument shall be required to effect such subordination of this Lease.  Nevertheless, Tenant agrees to execute such documents as Landlord may request to evidence such subordination within ten (10) days after Landlord’s request therefor.  Any holder of a Mortgage (a “Mortgagee”) may elect that this Lease shall have priority over its Mortgage.  If the interest of Landlord under this Lease shall be transferred by reason of exercise of a power of sale, foreclosure or other proceeding for enforcement of any Mortgage, or if the lessor under any ground lease succeeds to the interest of Landlord under this Lease, then, at the option of such transferee (“Purchaser”), Tenant shall be bound to the Purchaser under the terms, covenants and conditions of this Lease, and Tenant shall attorn to such Purchaser as its landlord under this Lease.  The foregoing provisions are self-operative and require no further instruments to give effect thereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such Purchaser may reasonably request evidencing such attornment.  Upon such attornment, this Lease shall continue in full force and effect as a direct lease between such Purchaser and Tenant upon all the terms, conditions and covenants set forth in this Lease, except that such Purchaser shall not be:  (i) liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such Purchaser succeeds to Landlord’s interest and Tenant gives notice of such act or omission); (ii) subject to any defense, claim, counterclaim, set-off or offsets which Tenant may have against Landlord; (iii) bound by any prepayment of more than one (1) month’s Rent to any prior landlord; (iv) bound by any obligation to make any payment to Tenant which was required to be made prior to the time Purchaser succeeded to Landlord’s interest; (v) bound by any obligation to perform any work or to make improvements to the Premises except for (A) repairs and maintenance required to be made by Landlord under this Lease, and (B) repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such Purchaser; (vi) bound by any modification, amendment or renewal of this Lease made without Purchaser’s consent; (vii) liable for the repayment of any Security Deposit or surrender of any letter of credit, unless and until such Security Deposit actually is paid, or such letter of credit is actually delivered, to such Purchaser; or (viii) liable for the payment of any unfunded tenant improvement allowance, refurbishment allowance or similar obligation.

(b)          Landlord and Tenant shall each, within ten (10) days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser).  Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable.

21.           Mechanics Liens; Other Taxes.

(a)          Tenant shall have no authority, express or implied to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind the interests of Landlord in the Premises or to charge the Rent payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this instrument.  Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease.  Tenant agrees to give Landlord immediate written notice if any lien or encumbrance is placed on the Premises.  In the event that Tenant shall not, within twenty (20) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien.  All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be considered Additional Rent and shall be payable to Landlord by Tenant on demand and with interest at the Interest Rate.

(b)          Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises.  If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture or fixtures placed by Tenant in the Premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes.

22.           Substitution of Premises.  At any time after the date of execution of this Lease, Landlord may substitute for the Premises, other premises in the Office Park (the “new premises”), in which event the new premises shall be deemed to be the Premises for all purposes under this Lease, provided: (a) the new premises shall be similar to the Premises in area and can be used for Tenant’s Permitted Uses; (b) if Tenant is then occupying the Premises, Landlord shall pay the commercially reasonable expenses of moving Tenant, its property and equipment to the new premises and such moving shall be done at a time and in such manner so as to minimize, to the extent reasonably possible, the inconvenience to Tenant; (c) Landlord shall give to Tenant not less than thirty (30) days’ prior written notice of such substitution; and (d) Landlord shall, at its sole cost, improve the new premises with improvements substantially similar to those in the Premises.

23.           Certain Rights Reserved to Landlord.  Landlord reserves and may exercise the following rights without affecting Tenant’s obligations hereunder:  (a) to change the name, street address, or suite numbers of the Building or Office Park; (b) to install or maintain a sign or signs on the exterior of the Building or on the Land; (c) to retain at all times pass keys to the Premises; (d) to close the Building after regular working hours and on legal holidays subject, however to Tenant’s right to admittance, under such reasonable regulations as Landlord may prescribe from time to time; and (e) to grant to anyone the exclusive right to conduct any particular business or undertaking in the Office Park.  The Landlord may enter upon the Premises and may exercise any or all of the foregoing rights hereby reserved without the same being construed as an unlawful entry into the Premises and without being deemed guilty of an eviction, actual or constructive, or without being deemed guilty of trespass or disturbance of the Tenant’s use or possession and without being liable in any manner to Tenant and without abatement of Rent or affecting any of Tenant’s obligations hereunder.

24.           Notices.  Each provision of this instrument or of any applicable governmental laws, ordinances, regulations and other requirements with reference to the sending, mailing or delivery of any notice or the making of any payment by Landlord to Tenant or with reference to the sending, mailing or delivery of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

(a)          All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address hereinbelow set forth or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith.  Subject to Paragraph 3(a) of this Lease, Tenant’s obligations to pay Rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such Rent and other amounts have been actually received by Landlord.

(b)          Except for legal process, which may also be served as by law provided, any notice or communication required or permitted hereunder shall be in writing and shall be sent either by: (i) personal delivery service with charges therefor billed to shipper;  (ii) nationally recognized overnight delivery service (such as Federal Express, United Parcel Service, Airborne, etc.) with charges therefor billed to shipper; or (iii) United States Mail, postage prepaid, registered or certified mail, return receipt requested.  All such notices and communications shall be addressed to Landlord or Tenant, as the case may be, at the addresses set forth below, or at such other addresses as Landlord or Tenant may have designated by notice to the other given as provided above.  Tenant shall not designate an address for notices which is outside the Continental United States.  Any notice address designated by Tenant shall contain a street address, city, state and ZIP code.  Any notice or communication sent as above provided shall be deemed given or delivered: (A) upon receipt, if personally delivered (provided delivery is confirmed by the courier delivery service); (B) on the date of delivery by any nationally recognized overnight delivery service; or (C) if sent by United States Mail, on the date appearing on the return receipt therefor, or if there is no date on such return receipt, the receipt date shall be presumed to be the postmark date appearing on such return receipt.  Notice shall be considered given and received on the latest original  delivery or attempted delivery date to all persons and addresses to which notice is to be given, as indicated on the return receipt(s) of the United States Mail or delivery receipts of the personal delivery service or nationally recognized overnight delivery service.  Any notice or communication which cannot be delivered because of failure to provide notice of a change of address as herein provided or for which delivery is refused shall be deemed to have been given and received on the date of attempted delivery.  Any notice or communication required or permitted hereunder may be given by authorized counsel for the party giving such notice or communication.  Any notice or communication required or permitted hereunder shall be addressed as follows:

Landlord:	Landlord’s Address for Payments: If by check, to:	If by wire, to:
	Great Oaks Center LLC PO Box 936404 Atlanta, Georgia 31193-6404 or to: Great Oaks Center LLC Attn: Lockbox 936404 3585 Atlanta Avenue Hapeville, Georgia 30354-1705	Bank: Wells Fargo Bank, N.A. Address: San Francisco, CA ABA# 121 000 247 Acct. Name: Great Oaks Center, LLC for benefit of NXT Capital Acct. No.: 4124097395

	Landlord’s Address for Notices: Great Oaks Center LLC c/o Priam Capital 102 Woodmont Boulevard, Ste. 100 Nashville, Tennessee 37205 Attention: Abhishek Mathur	With a copy to: Great Oaks Center LLC 4400 North Point Parkway, Suite 185 Alpharetta, Georgia 30022 Attention: Ohad Gil
Tenant:	Before Commencement Date: Jacada, Inc. 5901 Peachtree Dunwoody Road Building B, Suite 550 Atlanta, Georgia 30328 Attention: Oren Shefler, Esq., General Counsel	After Commencement Date: Jacada, Inc. Suite 200 11560 Great Oaks Way Alpharetta, Georgia 30022 Attention: Oren Shefler, Esq., General Counsel

25.           Hazardous Substances.  Tenant covenants that, without first obtaining Landlord’s written consent, neither Tenant nor any of its agents, employees, contractors or invitees shall cause or permit any Hazardous Materials (as hereinafter defined) to be stored, handled, treated, released or brought upon or disposed of on the Premises or the Building or the Office Park, except for Hazardous Materials customarily used in general business offices in first-class office buildings, and then only in accordance with any and all applicable laws, ordinances, rules, regulations and requirements respecting the storage, handling, treatment, release, disposal, presence or use of such Hazardous Materials.  Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs (including without limitation, consultants’ fees, experts’ fees, attorneys’ fees and court costs), liabilities or losses resulting from the storage, handling, treatment, release, disposal, presence or use of Hazardous Materials in, on or about the Premises or the Building or the Office Park by Tenant, its agents, employees, contractors or invitees from and after the date of Landlord’s execution of this Lease.  Tenant agrees to take such steps as are necessary to remediate any Hazardous Materials governed by the terms of this Paragraph 25 in the manner required by law.  As used herein, the term “Hazardous Materials” means asbestos, polychlorinated biphenyls, oil, gasoline or other petroleum based liquids, any and all materials or substances deemed hazardous or toxic or regulated by applicable laws, including, but not limited to, substances defined as hazardous under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq. (or any state counterpart to the foregoing statutes) or determined to present the unreasonable risk of injury to health or the environment under the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq.  The provisions of this Paragraph 25 shall survive the expiration or earlier termination of this Lease.

26.           Parking.  In no event shall Tenant use more than four (4) parking spaces per 1,000 square feet of Net Rentable Area of the Premises in the parking areas serving the Office Park.  Such parking spaces shall be free of charge and unassigned.  However, Landlord reserves the right to designate parking spaces at a future date.  Any such use of parking spaces shall be subject to the terms of this Paragraph 26 and to compliance with all rules and regulations prescribed by Landlord.  Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the parking areas for purposes of permitting or facilitating construction, alteration, improvements or repairs with respect to the parking areas, or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located within the Office Park.

27.           Brokerage.  Tenant represents and warrants to Landlord that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent other than Icon Commercial Interests, L.L.C. (“Tenant’s Agent”) in connection with this Lease.  Landlord represents and warrants to Tenant that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent other than Lincoln Property Company Commercial, Inc. (“Landlord’s Agent”), in connection with this Lease.  Tenant hereby indemnifies and holds Landlord harmless from and against all loss, costs, damage or expense (including, but not limited to, court costs, investigation costs and reasonable attorneys’ fees), as a result of any agreement or dealings, or alleged agreement or dealings, between Tenant and any such agent or broker other than Tenant’s Agent.  Landlord hereby indemnifies and holds Tenant harmless from and against all loss, costs, damage or expense (including, but not limited to, court costs, investigation costs and reasonable attorneys’ fees), as a result of any agreement or dealings, or alleged agreement or dealings, between Landlord and any such agent or broker other than Landlord’s Agent.  The provisions of this Paragraph 27 shall survive the expiration or earlier termination of the Lease.

28.           Miscellaneous.

(a)          Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.  The terms, provisions, covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided.  The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.  This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.  All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term, including without limitation all payment obligations with respect to Rent and all obligations concerning the condition of the Premises.

(b)          If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term, then and in that event it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby.

(c)          All references in this Lease to “the date hereof” or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed this Lease.  Time is of the essence of this Lease and all of its provisions.  If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.  This Lease may be executed in multiple counterparts, all of which shall be deemed originals, but all of which constitute one and the same instrument.

(d)          This Lease shall create the relationship of landlord and tenant between the parties hereto; no estate shall pass out of Landlord.  Tenant has only a usufruct, not subject to levy and sale, and not assignable by Tenant except by Landlord’s consent as specifically provided in Paragraph 10 of this Lease.

(e)          This Lease and the Exhibits and Riders attached hereto set forth the entire agreement between the parties and cancel all prior negotiations, arrangements, brochures, agreements, and understandings, if any, between Landlord and Tenant regarding the subject matter of this Lease.  Neither this Lease, nor any memorandum hereof, shall be recorded by Tenant without Landlord’s prior written consent to such recording.

(f)          This Lease shall be governed by and construed under the internal laws of the State of Georgia, without regard to the conflicts of laws rules of such state.  Any action brought to enforce or interpret this Lease shall be brought in the court of appropriate jurisdiction in Fulton County, Georgia.

(g)          No Event of Default or provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord.  Landlord’s acceptance of Rent following an Event of Default hereunder, or acceptance of less than the full amount due (even if Tenant writes the words “accord and satisfaction” or words of similar import on its check) shall not be construed as a waiver of such Event of Default, nor excuse any delay or partial payment upon subsequent occasions.  No custom or practice which may develop between the parties in connection with the terms of this Lease shall be construed to waive or lessen Landlord’s right to insist upon strict performance of the terms of this Lease, without a written notice thereof to Tenant.

(h)          In any action or proceeding brought by Landlord against Tenant under this Lease for the collection of any Rent or other indebtedness under this Lease, Landlord shall be entitled to recover from Tenant its reasonable attorneys’ fees and court costs in such action or proceeding.  In any other action or proceeding between Landlord and Tenant, Landlord shall be entitled to recover all of its costs and expenses in connection therewith, including, but not limited to, reasonable attorneys’ fees actually incurred, without regard to the applicability of O.C.G.A. § 13-1-11 or any other fee-limiting statute.

(i)           Landlord shall not be liable to Tenant for failure to give possession of any portion of the Premises to Tenant if Landlord is delayed in commencing construction on such portion of the Premises by reason of the unlawful holding over or retention of possession of any previous tenant, tenants or occupants of such portion of the Premises, nor shall such failure impair the validity of this Lease.  However, Landlord does agree to use reasonable diligence to obtain possession of each portion of the Premises in a timely manner so that construction within such portion of the Premises shall not be delayed.

(j)           Whenever a period of time is herein prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to “Force Majeure,” which term shall include strikes, riots, acts of God, war, or governmental laws, regulations and restrictions, or any other cause of any kind whatsoever which is beyond the reasonable control of Landlord.

(k)          Neither Landlord nor Landlord’s agents or brokers have made any representations or promises with respect to the Premises, the Building, the Land, or any other portions of the Office Park except as herein expressly set forth and all reliance with respect to any representations or promises is based solely on those contained herein.  No rights, easements, or licenses are acquired by Tenant under this Lease by implication or otherwise except as, and unless, expressly set forth in this Lease.

(l)           The submission of this Lease to Tenant shall not be construed as an offer and Tenant shall not have any rights with respect thereto unless said Lease is consented to by any Mortgagee, and any lessor of Landlord, to the extent such consent is required, and Landlord executes a copy of this Lease and delivers the same to Tenant.

(m)         Any elimination or shutting off of light, air, or view by any structure which may be erected on lands adjacent to the Building (whether within or outside of the Office Park) shall in no way affect this Lease and Landlord shall have no liability to Tenant with respect thereto.

(n)          Landlord has adopted rules and regulations governing parking in the Office Park (including the designation of fire lanes and “no parking” zones) (the “Parking Rules”) and has allocated a certain number of unassigned parking spaces to Tenant in this Lease (“Tenant’s Allocated Parking Spaces”).  Tenant shall not violate the Parking Rules or regularly use parking spaces in excess of Tenant’s Allocated Parking Spaces, and shall use its best efforts to assure that its employees, agents, contractors, guests and invitees do not do so.  Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all liabilities, costs, damages and expenses incurred or suffered by Landlord as a result of the failure of Tenant or its employees, agents, contractors, guests and invitees to comply with the foregoing provisions of this paragraph.

(o)          Tenant shall, within ten (10) days after Tenant’s receipt of an invoice therefor, pay to Landlord all fees and expenses, including, without limitation, legal, engineering, and other consultants’ fees and expenses, actually incurred by Landlord in connection with any request by Tenant for Landlord’s consent or approval under this Lease (including, without limitation, with respect to an assignment or sublease) or any request by Tenant that Landlord enter into any agreement or execute any document (including, by way of example and not limitation, any waiver or subordination of lien rights in connection with this Lease or the Premises), regardless of whether such request is granted by Landlord.

(p)          At any time during the Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year.  Such statements shall be prepared in accordance with accepted accounting practices consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  If such financial statements are not audited, they shall be certified as true and correct by Tenant’s chief financial officer.  However, the terms of this Paragraph 28(p) will not apply to any Tenant that is a publicly traded company.

29.           USA Patriot Act.  Tenant represents and warrants to Landlord, and agrees, that the entity(ies) or individual(s) constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not and at no time will be (a) in violation of any laws, executive orders or regulations relating to terrorism or money laundering, or (b) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or any replacement website or other replacement official publication of such list.

30.           Limitation of Landlord’s Liability.  ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY NOTWITHSTANDING, TENANT SHALL LOOK SOLELY TO THE ESTATE AND PROPERTY OF LANDLORD IN THE BUILDING FOR THE COLLECTION OF ANY JUDGMENT OR OTHER JUDICIAL PROCESS REQUIRING THE PAYMENT OF MONEY BY LANDLORD FOR ANY DEFAULT OR BREACH BY LANDLORD UNDER THIS LEASE, SUBJECT, HOWEVER, TO THE PRIOR RIGHTS OF ANY MORTGAGEE, THE HOLDER OF ANY DEED TO SECURE DEBT OR LESSOR OF THE BUILDING.  NO OTHER ASSETS OF LANDLORD OR ANY PARTNERS, SHAREHOLDERS, OR OTHER PRINCIPALS OF LANDLORD SHALL BE SUBJECT TO LEVY, EXECUTION OR OTHER JUDICIAL PROCESS FOR THE SATISFACTION OF TENANT’S CLAIM.

31.           Additional Provisions.  See Additional Provisions Paragraphs 32 through 41 attached hereto and made a part hereof as if fully incorporated herein and when in conflict with the body of this Lease, said Additional Provisions shall prevail.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed in their names on their behalf and their seals affixed hereto by duly authorized officials, the day and year respectively set forth below.

LANDLORD: GREAT OAKS CENTER LLC, a Delaware limited liability company By: Name: Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

TENANT: JACADA, INC., a Delaware corporation By: Name: Title: (Corporate Seal)

ADDITIONAL PROVISIONS

ATTACHED TO AND INCORPORATED IN LEASE AGREEMENT BETWEEN GREAT OAKS CENTER LLC, A DELAWARE LIMITED LIABILITY COMPANY (“LANDLORD”), AND JACADA, INC., A DELAWARE CORPORATION (“TENANT”)

32.          Guaranty.  In order to induce Landlord to enter into this Lease, Tenant’s obligations hereunder shall be guaranteed by Jacada Ltd., a public company organized under the laws of the State of Israel (“Guarantor”).  Simultaneously with Tenant’s execution of this Lease, Tenant shall have the Guaranty attached hereto as Exhibit “G” and by this reference made a part hereof (the “Guaranty”) executed by Guarantor and shall deliver such executed Guaranty to Landlord simultaneously with Tenant’s delivery of the executed Lease to Landlord.  Whenever Tenant exercises any extension option, expansion option, right of first offer, right of first opportunity or otherwise takes any action which requires an amendment to this Lease, and when Tenant assigns this Lease, or subleases any portion of the Premises, it shall be a condition to Tenant’s right to exercise such right, take such action, assign this Lease or sublease any portion of the Premises that Tenant cause Guarantor to execute a consent and reaffirmation of the Guaranty in form and substance satisfactory to Landlord.

33.          Intentionally Omitted.

34.          Cap on Controllable Operating Expenses.  For the purpose of calculating Tenant’s Operating Expense Payment, “Controllable Operating Expenses” (as hereinafter defined) for each Comparison Year shall not increase by more than five percent (5%) per annum, on a compounded and cumulative basis over the actual amount of such “Controllable Operating Expenses” attributable to the Base Year.  As used herein, the term “Controllable Operating Expenses” means all Operating Expenses [as “grossed up” pursuant to Paragraph 3(c) of this Lease] other than taxes, insurance, utilities, costs of security, costs of snow removal, costs subject to government regulation, such as minimum wages, and all costs incurred to comply with new or revised federal or state laws, municipal or county ordinances or codes or regulations promulgated under any of the same.  By way of illustration of the foregoing, in the second (2nd) calendar year after the Base Year, the Controllable Operating Expenses shall not exceed the amount determined by the following formula, when “X” equals the actual amount of the Controllable Operating Expenses attributable to the Base Year:

X times 1.05 times 1.05 = maximum amount of Controllable Operating Expenses for the second (2nd) calendar year after the Base Year.

Thus, if Controllable Operating Expenses attributable to the Base Year are $4.00 per square foot of Net Rentable Area on a “grossed up” basis, the maximum amount of Controllable Operating Expenses for the second (2nd) calendar year after the Base Year would be $4.00 x 1.05 x 1.05 = $4.41 per square foot of Net Rentable Area.

35.          Right of First Refusal.  Subject to the terms of this Paragraph 35, Tenant shall have a continuing right of first refusal (“First Refusal Right”) to lease that certain space within the Building consisting of approximately 14,556 square feet of Net Rentable Area commonly known as Suite B300, as shown on Exhibit “H” attached hereto and by this reference made a part hereof (“First Refusal Space”).

(a)          (i)          If the First Refusal Space, or a portion thereof, has or will become available, and Landlord has an offer or proposal to lease all or part of such First Refusal Space from a “bona fide” prospect (the “Prospect”) which Landlord is willing to accept, Landlord shall deliver written notice to Tenant (the “First Refusal Notice”) of the availability of such portion of the First Refusal Space.  The First Refusal Notice shall specify the approximate location and Net Rentable Area of the portion of the First Refusal Space which has or will become available, as well as the Term, Monthly Rental and other economic terms agreed upon with the Prospect.  If the Prospect is interested in combining all or part of the First Refusal Space with other space in the Building, Landlord shall also specify such additional space in its First Refusal Notice to Tenant.  The portion of the First Refusal Space, plus such additional space, if any, is hereinafter referred to as the “Offered Space.”

              (ii)          Tenant shall have five (5) business days from its receipt of the First Refusal Notice to notify Landlord in writing that Tenant desires to lease the Offered Space.  If Tenant does so exercise its First Refusal Right by notifying Landlord within such five (5) business day period, the Offered Space shall be added to the Premises in accordance with the provisions of this Paragraph 35.  If Tenant does not exercise such First Refusal Right or fails to notify Landlord within such five (5) business day period of its election, Landlord shall thereafter have the right to lease that portion of the First Refusal Space to any prospective tenant on any terms and conditions, in Landlord’s sole discretion, for a period of one hundred eighty (180) days after the expiration of such five (5) business day period.  If Landlord desires to enter into a lease for such portion of the First Refusal Space following the expiration of such one hundred eighty (180) day period, Landlord may not enter into such lease without again complying with the provisions of this First Refusal Right.  However, if Landlord leases such portion of the First Refusal Space during such one hundred eighty (180) day period, this First Refusal Right shall expire and be of no further force and effect as to such portion of the First Refusal Space.

(b)          If Tenant exercises any First Refusal Right, the Commencement Date, Term, Monthly Rental and other economic terms of this Lease for the Offered Space shall be the Commencement Date, Term, Monthly Rental and other economic terms agreed upon with the Prospect.  All other terms and conditions for the lease of such Offered Space shall be those terms, covenants, agreements, provisions and conditions then in effect under this Lease at the Commencement Date for such Offered Space (exclusive of tenant improvement allowances, space planning allowances, refurbishment allowances, other allowances, rent abatements, and other concessions).  The term “Tenant’s Share,” as such term is defined in this Lease, and as such term is used to determine Tenant’s Operating Expense Payment, shall be increased effective as of the Commencement Date for any Offered Space to reflect the additional rentable square footage of such Offered Space, and Tenant’s payment obligations under Paragraph 3 of this Lease shall be adjusted accordingly.

(c)          Upon the exercise of the First Refusal Right by Tenant, and the determination of the Monthly Rental and other economic terms with respect thereto, Landlord and Tenant, upon demand of either of them, shall enter into an amendment to this Lease adding such Offered Space to the Premises, setting forth such Monthly Rental, and setting forth Tenant’s Share after the addition of such Offered Space to the Premises, provided that failure to enter into any such amendment shall not affect Tenant’s obligation to pay Monthly Rental and Tenant’s Operating Expense Payment for such Offered Space.  If Tenant properly exercises a First Refusal Right but thereafter, for any reason (except for delays caused by Landlord), does not enter into an amendment to this Lease adding such Offered Space to the Premises within fifteen (15) days after its submission to Tenant by Landlord, in addition to any other remedies available to Landlord under this Lease, Landlord shall have the option, by written notice to Tenant, to elect to cancel Tenant’s exercise of its First Refusal Right, and, if Landlord so elects, Landlord will be free to rent such Offered Space to any other prospective tenant and the First Refusal Right granted to Tenant under this Paragraph 35 shall immediately expire and be of no further force or effect and Tenant shall have no further rights, and Landlord shall have no further obligations, under this Paragraph 35.

(d)          Notwithstanding anything contained herein to the contrary: (i) Tenant shall not be entitled to exercise a First Refusal Right if, at the time of the exercise of the First Refusal Right, there exists an Event of Default by Tenant under this Lease, or a situation which, with the giving of notice or the passage of time, or both, would constitute an Event of Default by Tenant; (ii) the termination, cancellation or surrender of this Lease shall terminate any rights of Tenant pursuant to this Paragraph 35; (iii) this First Refusal Right is provided to Tenant for the exclusive benefit of Tenant and shall terminate upon the sublease of all or any portion of the Premises or upon the assignment of this Lease; and (iv) Tenant’s rights under this Paragraph 35 shall expire upon expiration of the original Term of this Lease.

(e)          Notwithstanding any other term or provision of this Lease or this Paragraph 35, express or implied, it is understood and agreed by Tenant that: (i) Tenant’s rights under this Paragraph 35 may be subject and subordinate to existing third party leases in effect with one or more tenants for the First Refusal Space, or a portion thereof, as of the Commencement Date of this Lease, and Landlord reserves the right to extend the lease expiration date of, or renew, any such third party lease, whether pursuant to the exercise of any extension or renewal option, or otherwise; (ii) other tenants do have and may have certain rights of first refusal, rights of first offer or other expansion rights or options with respect to space in the Building, including the First Refusal Space [the tenants referred to in clauses (i) and (ii) of this Paragraph 35(e), together with their respective successors, assigns and subtenants, are herein referred to as “Existing Tenants”]; (iii) the rights and interests in and to the First Refusal Space and all portions thereof granted by Landlord to Tenant in this Paragraph 35 are, in all respects, subject and subordinate to all such options and rights of Existing Tenants, and to the rights Landlord has reserved with respect to Existing Tenants and may be wholly or partially rendered void and of no effect by such options, rights of and reservations with respect to Existing Tenants; (iv) Landlord shall not be liable for the failure or inability of Tenant to exercise or benefit from any or all rights granted in this Paragraph 35 with respect to the First Refusal Space or any portion thereof by reason of the rights Landlord has reserved with respect to the Existing Tenants or such rights and options of Existing Tenants; and (v) Tenant shall not be entitled to compensation, consolation, consideration, replacement of such space or any remedy from or against Landlord by reason of such failure or inability.  Landlord shall not be liable for any failure to give possession of any portion of the First Refusal Space by reason of the unlawful holding over or retention of possession of any previous tenant, tenants or occupants of same, nor shall such failure impair the validity of this Lease or extend the Term of this Lease.  However, Landlord does agree to use reasonable diligence to deliver possession of the applicable First Refusal Space to Tenant upon the dates described herein.

36.           Option to Extend.  Tenant shall have the option to extend the Term of this Lease with respect to the entire Premises for up to two (2) successive extended terms of five (5) years each upon and subject to the following terms and conditions (each of such options is individually referred to as an “Extension Option” and collectively as the “Extension Options”):

(a)          (i)          Tenant has the option to extend the Term of this Lease for one (1) extended term of five (5) years (the “First Extended Term”) by giving written notice of its election to extend for the First Extended Term to Landlord no earlier than twelve (12) months and no later than nine (9) months prior to the expiration of the Term.  The First Extended Term shall commence immediately upon the expiration of the Term.  If Tenant does not give notice of its election to exercise the Extension Option for the First Extended Term in a timely manner, the Tenant’s rights with respect to the First Extended Term shall expire and Tenant shall be conclusively to have waived its right to the First Extended Term.  Failure to exercise any Extension Option granted herein shall terminate all subsequent Extension Options, if any.  If Tenant does timely exercise its option to extend the Term for the First Extended Term, it may not thereafter revoke such exercise.

              (ii)          Provided that Tenant has exercised its right to extend the Lease for the First Extended Term, Tenant shall have the option to extend the Term of this Lease for one (1) additional extended term of five (5) years (the “Second Extended Term”) by giving written notice of its election to extend for the Second Extended Term to Landlord no earlier than twelve (12) months and no later than nine (9) months prior to the expiration of the First Extended Term.  The Second Extended Term shall commence immediately upon the expiration of the First Extended Term.   If Tenant does not give notice of its election to exercise the Extension Option for the Second Extended Term in a timely manner, Tenant’s rights with respect to the Second Extended Term shall expire and Tenant shall be conclusively deemed to have waived its right to the Second Extended Term.  If Tenant does timely exercise its option to extend the Term for the Second Extended Term, it may not thereafter revoke such exercise.  The First Extended Term and Second Extended Term are sometimes individually referred to as an “Extended Term,” and collectively as the “Extended Terms.”

(b)          Monthly Rental for the Premises for each Extended Term shall be an amount equal to the “Fair Market Value Monthly Rental” (as hereinafter defined in Paragraph 37 below) for the Premises for the applicable Extended Term.  Within thirty (30) days after Landlord’s receipt of written notice of Tenant’s election to exercise an Extension Option, Landlord shall give Tenant a written notice setting forth Landlord’s determination, in its sole discretion, of the Fair Market Value Monthly Rental of the Premises for the applicable Extended Term (“Landlord’s Determination”).  If Tenant rejects Landlord’s Determination, Landlord and Tenant shall negotiate in good faith in an attempt to reach agreement as to the Fair Market Value Monthly Rental.  If Landlord and Tenant are not able to agree as to the Fair Market Value Monthly Rental within sixty (60) days after Landlord’s notice to Tenant of Landlord’s Determination (the “Negotiation Period”), Fair Market Value Monthly Rental for such Extended Term shall be determined by arbitration as set forth in Paragraph 36(d) below.  Landlord and Tenant shall be bound by such determination, and Tenant shall not be entitled to revoke its exercise of such Extension Option.

(c)          Landlord shall have no obligation to make any improvements, decorations or alterations to the Premises, other than Landlord’s existing obligations under this Lease, and Tenant shall accept the Premises in their then current “as-is” condition as of the commencement of each Extended Term.

(d)          If Landlord and Tenant are unable to reach agreement on the Fair Market Value Monthly Rental within the Negotiation Period, then Fair Market Value Monthly Rental shall be determined in accordance with the procedures set forth in this Paragraph 36(d) (the determination of Fair Market Value Monthly Rental by any arbitrator shall be based on the factors set forth in Paragraph 37 below).  Within thirty (30) days after the end of the Negotiation Period, Landlord and Tenant shall each deliver to the other a written appointment of an arbitrator and an estimate of Fair Market Value Monthly Rental submitted by such arbitrator.  If either party fails to so deliver its appointment and estimate within such time period, time being of the essence with respect thereto, such party shall be deemed to have irrevocably waived its right to deliver such estimate and the arbitrator appointed by the other party, without holding a hearing, shall accept the estimate of the submitting party as the Fair Market Value Monthly Rental.  Each arbitrator so appointed shall be a disinterested party, engaged in appraising commercial office space in the North Fulton/Alpharetta submarket (the “Submarket”), either as an M.A.I. appraiser or a licensed commercial real estate broker, who shall be currently active and engaged in rendering appraisals or leasing commercial office space in the Submarket, and shall have been continuously so engaged for at least ten (10) years prior to his or her selection.  Within five (5) days after such estimates have been exchanged, the two arbitrators shall meet and attempt to reach agreement as to Fair Market Value Monthly Rental.  If the arbitrators are unable to reach agreement within such five (5) day period, but the higher of the two estimates does not exceed one hundred five percent (105%) of the lower estimate, the mathematical average of the estimates submitted by the two arbitrators shall be the Fair Market Value Monthly Rental as determined by the arbitration.  In all other cases, the two arbitrators shall, within ten (10) days after the aforementioned five (5) day period, select a third arbitrator to resolve which one of the two estimates of Fair Market Value Monthly Rental shall be used.  The third arbitrator must also have the qualifications set forth above.  If the two arbitrators are unable to agree upon the selection of the third arbitrator, then, within a further period of fifteen (15) days after the aforementioned ten (10) day period, each arbitrator shall submit to the Presiding Judge of the Superior Court of Fulton County, Georgia, the names of two (2) persons such arbitrator would accept as the third arbitrator and the Presiding Judge of the Superior Court of Fulton County, Georgia shall appoint such third arbitrator from among the list of the four (4) submitted candidates.  Within ten (10) days after the selection of the third arbitrator, such third arbitrator shall select from the two Fair Market Value Monthly Rental estimates of the initial arbitrators the one which he or she considers most correct, and the Fair Market Value Monthly Rental so selected shall be the award of the arbitrators.  In no event shall the third arbitrator be entitled to render a decision that the Fair Market Value Monthly Rental is an amount other than one of the amounts specified by the two initial arbitrators as the Fair Market Value Monthly Rental.  The arbitration decision, determined as provided in this Paragraph 36(d), shall be conclusive and binding on the parties, shall constitute an “award” by the arbitrators within the meaning of applicable law and judgment may be entered thereon in any court of competent jurisdiction.  This provision shall constitute a written agreement by Landlord and Tenant to submit any dispute regarding the determination of Fair Market Value Monthly Rental to arbitration.  If any arbitrator appointed hereunder shall be unwilling or unable, for any reason, to serve, or continue to serve, a replacement arbitrator shall be appointed in the same manner as the original arbitrator.  Each party shall pay the fees and expenses of the original arbitrator appointed by such party and the fees and expenses of the third arbitrator, if any, shall be borne equally by the parties.  The arbitration shall be conducted, to the extent consistent with this Paragraph 36(d) in accordance with the then prevailing rules of the American Arbitration Association (or any successor organization) and in accordance with applicable Georgia law.  The arbitrators shall render their decision and award in writing within the time periods set forth herein, and counterpart copies thereof shall be delivered to each of the parties.  In rendering such decision and award, the arbitrators shall not add to, subtract from, or otherwise modify the provisions of the Lease.  Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction.

(e)          Upon the determination of the Monthly Rental for each Extended Term, Landlord and Tenant, upon the demand of either of them, shall enter into a supplementary agreement or amendment to this Lease to set forth such Monthly Rental, the Extended Term and the Expiration Date for such Extended Term; provided that failure to enter into any such agreement shall not affect Tenant’s obligation to pay Monthly Rental or Tenant’s Operating Expense Payment for each Extended Term as determined pursuant to this Paragraph 36.

(f)          Except as set forth in this Paragraph 36, the leasing of the Premises for each Extended Term shall be upon the same terms, covenants, agreements, provisions and conditions of this Lease as are in effect as of the date immediately prior to the commencement of such Extended Term (exclusive of tenant improvement allowances, space planning allowances, refurbishment allowances, other allowances, rent abatements, and other concessions applicable or granted with respect to any period prior to such Extended Term).  Tenant shall have no option to renew or extend this Lease beyond the expiration of the Second Extended Term.

(g)          Notwithstanding anything contained herein to the contrary: (i) the Extension Options shall only apply to the original area of the Premises leased to Tenant under this Lease and Tenant shall not be entitled to extend the Term pursuant to the Extension Options for any space added to the Premises by the exercise of any refusal right, offer right, opportunity right and any other expansion option of any type; (ii) Tenant shall not be entitled to exercise an Extension Option if, at the time of the exercise of such Extension Option, there exists an Event of Default or a situation which, with the giving of notice or the passage of time, or both, would constitute an Event of Default; (iii) any termination, cancellation or surrender of this Lease shall terminate the Extension Options with respect to the portion of the Premises for which this Lease is terminated, canceled or surrendered; and (iv) the Extension Options provided to Tenant herein are for the exclusive benefit of Tenant and shall terminate upon any sublease of all or any portion of the Premises or upon any assignment of this Lease.

37.           Fair Market Value.

(a)          For the purposes of the Extension Options set forth in Paragraph 36, the phrase “Fair Market Value Monthly Rental” shall mean: the fair market Monthly Rental which a tenant would pay upon leasing non-sublease, non-encumbered, non-equity space similar to the space in question in the Building, or if no comparable space is available in the Building, in buildings of comparable quality within the Submarket (“Comparable Buildings”), taking into consideration that Tenant is exercising a right to extend the Term, and all other relevant factors, including, without limitation: (i) the aggregate number of square feet of Net Rentable Area then leased by Tenant in the Building; (ii) the length of the lease in question; (iii) the “as-is” condition of the space in question; (iv) any increases or decreases in base rent over the term that are then being included in comparable leases, including adjustments made annually, or on some other periodic basis, or based on changes in consumer price, cost of living, or similar indexes or periodic market adjustments; (v) any tenant concessions then being included (or not included) in comparable leases; (vi) the location and quality of the Office Park; (vii) the credit standing of Tenant; (viii) the method of payment of taxes and operating expenses by the tenant under comparable leases; (ix) changes in measurement standards for the office space in question; and (x) differences in building rules and regulations between the Building and such Comparable Buildings.

(b)          As used herein, the Fair Market Value Monthly Rental reflects the base rent, and assumes payment, in addition to payments of such Fair Market Value Monthly Rental, of Tenant’s Operating Expense Payment, and all other Additional Rent described in this Lease with respect to the full Premises.

(c)          Fair Market Value Monthly Rental shall be determined by Landlord, applying all the factors set forth in this Paragraph 37, in its sole, but reasonable, discretion.

38.            Audit of Operating Expenses.  Beginning with the statement of Operating Expenses for calendar year 2019, which Tenant will receive in 2020, and for each year of the Term thereafter, within sixty (60) days after Tenant receives the annual statement of Operating Expenses, and provided that there does not then exist an Event of Default hereunder, Tenant may contest the annual statement of Operating Expenses by providing written notice to Landlord, delivered within such sixty (60) day period.  If no such contest is made by written notice to Landlord, delivered within such sixty (60) day period, such annual statement of Operating Expenses shall be binding upon Tenant in all respects.  If Tenant timely contests such annual statement of Operating Expenses,  Tenant shall have the right to inspect and examine, at reasonable times during normal business hours, Landlord’s books of account and records pertaining to the annual statement of Operating Expenses, all at Tenant’s sole cost and expense.  Such audit shall be conducted at the offices of Landlord’s property manager where such records are kept, or in such other location in the United States where such records are then being kept, within thirty (30) days after the date of Tenant’s notice, and shall not be conducted at a time or in a manner so as to interfere with Landlord’s operations.  Such audit shall be conducted by a certified public accountant retained by Tenant, at its expense, whose compensation is not contingent upon the results of such accountant’s audit or the amount of any refund received by Tenant.  Landlord agrees that if Tenant requests evidence or back-up information regarding a specific question (or questions), which Tenant has regarding Operating Expenses, then Landlord (or Landlord’s property manager) shall make copies thereof available to Tenant at the offices of Landlord’s property manager.  Landlord and/or Landlord’s property manager shall cooperate with Tenant and/or Tenant’s representatives with respect to any such specific inquiries or questions and with respect to the conduct of such audit, so as to facilitate the prompt and efficient answer thereto and/or conduct of same, as applicable.  Tenant shall notify Landlord of the results of such audit in writing.  Landlord may have an agent or employee present during such inspection and audit.  Landlord shall have the right to dispute the results of Tenant’s audit.  If the audit by Tenant shall ultimately result in Landlord and Tenant agreeing that Tenant has overpaid Landlord for its share of Operating Expenses, such overpayment shall be applied to the next accruing installment(s) of Additional Rent due from Tenant until such credit is depleted.  Tenant hereby agrees to keep the results of any such audit confidential, and to require Tenant’s auditor and its employees and each of their respective attorneys and advisors to likewise agree to keep the results of such audit in strictest confidence.  In particular, but without limitation, Tenant agrees that: (a) Tenant shall not disclose the results of any such audit to any past, current or prospective tenant of the Office Park; and (b) Tenant shall require that its auditors, attorneys, and anyone associated with such parties shall not disclose the results of such audit to any past, current or prospective tenant of the Office Park; provided, however, that Landlord hereby agrees that nothing in items (a) or (b) above shall preclude Tenant from disclosing the results of such audit in any judicial or quasi-judicial proceeding, or pursuant to court order or discovery request, or to any current or prospective assignee or subtenant of Tenant, or to any agent, representative or employee of Landlord who or which request the same.  No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises.

39.           Consent to Assignment or Subleasing.  Notwithstanding the provisions of Paragraph 10 of this Lease, Landlord shall not unreasonably withhold its consent to an assignment of this Lease in its entirety or to any subletting of the Premises, provided that: (a) no Event of Default shall have occurred and be continuing; (b) the proposed subtenant or assignee shall have a financial standing, be of a character, be engaged in a business, and propose to use the Premises in a manner in keeping with Landlord’s then-current standards in such respects for tenancies in the Building; (c) the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall not: (i) be likely to increase Operating Expenses beyond those which would be incurred for use by Tenant or for use in accordance with the standards of use of other tenancies in the Building; (ii) increase the burden on existing services over the burden prior to such proposed subletting or assignment; (iii) violate any provision or restrictions herein or in any other leases in the Office Park relating to the use or occupancy of the Premises; or (iv) increase the demand for parking spaces beyond those required by Tenant; (d) the subletting shall be expressly subject to all of the terms, covenants, conditions and obligations on Tenant’s part to be observed and performed under this Lease and the further condition and restriction that the sublease or this Lease shall not be assigned, encumbered or otherwise transferred or the subleased premises further sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the subtenant to be used or occupied by others, without the prior written consent of Landlord in each instance, which consent may be granted or denied by Landlord in its sole discretion; (e) the subletting shall not be for a term of less than two (2) years unless it commences less than two (2) years before the Expiration Date; (f) at no time shall there be more than two (2) tenants or subtenants, including Tenant, in the Premises; (g) any assignee shall agree to assume all of the obligations of Tenant under this Lease; (h) any guarantor of this Lease shall consent to such assignment or sublease and agree in writing, in a manner satisfactory to Landlord, that such transaction shall not affect such guarantor’s liability under its guaranty; (i) the proposed subtenant or assignee shall not be a federal, state or local government, or an agency or instrumentality thereof, nor shall it be entitled, directly or indirectly, to diplomatic or sovereign immunity; (j) the proposed subtenant or assignee shall be subject to service of process in, and the jurisdiction of the courts of, the State of Georgia; (k) Landlord does not have space available elsewhere in the Office Park of a size not ten percent (10%) or more in excess of or less than the size of the space that Tenant desires to sublease, or, in the case of an assignment, the size of the Premises, and which space can otherwise accommodate the needs of the proposed assignee or subtenant; and (l) the proposed assignee or subtenant is not a prospect to whom Landlord has made a proposal for the lease of space within the Office Park within the prior six (6) months.  The foregoing shall in no way limit Landlord’s ability: (i) to withhold or delay its consent for any other reason which is reasonable under the circumstances; or (ii) to terminate this Lease as to the portion of the Premises affected by such proposed sublease or assignment, as permitted by Paragraph 10(c) of this Lease.

40.           Assignment or Sublease to Tenant Affiliate or Permitted Successor.  Notwithstanding the provisions of Paragraph 10 of this Lease, but subject to compliance with all other provisions of this Lease, Tenant shall have the right, upon thirty (30) days’ prior written notice to Landlord (the “Permitted Transfer Notice”), to assign this Lease or sublet the Premises, without Landlord’s consent, to a “Tenant Affiliate” or a “Permitted Successor” (both as hereinafter defined), provided that: (a) with respect to a transfer to a Permitted Successor, the tangible net worth (exclusive of goodwill) of the Permitted Successor is equal to or greater than Tenant’s net worth on the date of Landlord’s execution of this Lease; (b) in the case of an assignment, the Tenant Affiliate or Permitted Successor shall unconditionally assume, and shall be deemed to have assumed, this Lease and shall be jointly and severally liable with Tenant for all payments and for the due performance of all terms, covenants and conditions herein contained which are required to be paid and performed by Tenant; (c) no assignment shall be binding upon Landlord unless such assignee shall deliver to Landlord an instrument containing a covenant of assumption by such assignee, but the failure or refusal of such assignee to execute the same shall not release either the assignor or such assignee from its liability as set forth herein effective upon the consummation of such assignment; (d) the Tenant Affiliate or Permitted Successor (as applicable) must be of a character and reputation, be engaged in a business and propose to use the Premises in a manner in keeping with Landlord’s then-current standards in such respect for tenancies in the Building; (e) with respect to a transfer to a Tenant Affiliate, the Tenant Affiliate remains an affiliate meeting the definition of “Tenant Affiliate” for the duration of the subletting or the balance of the term of this Lease in the event of an assignment, and neither Tenant nor any guarantor of this Lease, or of any of the obligations of Tenant hereunder, are dissolved as a matter of law as a consequence of the assignment or subletting or at any time thereafter; (f) no proposed assignment or sublease shall be effective unless any guarantor of this Lease, or of any of the obligations of Tenant hereunder, consents to such assignment or sublease and agrees in writing with Landlord that such transaction shall not affect such guarantor’s liability under its guaranty; and (g) the primary purpose of such assignment or sublease is for legitimate business reasons unrelated to this Lease and such assignment or sublease is not, in whole or in part, a subterfuge to avoid the obligations or restrictions set forth in this Lease.  Tenant shall provide, in the Permitted Transfer Notice, a financial statement for the Tenant Affiliate or Permitted Successor (as applicable), information which demonstrates that the proposed assignment or sublease meets the requirements of this paragraph and such other information as Landlord may reasonably require to assess compliance with these terms.   No assignment or subletting permitted by this paragraph shall relieve Tenant of its primary liability under this Lease.  As used in this paragraph: (i) the term “control” means ownership of at least fifty percent (50%) of the equity interests in, and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of, the controlled entity; (ii) the term “Tenant Affiliate” shall mean any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant; and (iii) the term “Permitted Successor” shall mean any partnership, corporation or other entity resulting from a merger or consolidation with Tenant, or any person or entity which acquires substantially all the assets, ownership interests or stock of Tenant as a going concern.

41.           Vacant Space Termination Right.  Notwithstanding anything in this Lease to the contrary, if Tenant vacates or deserts the Premises for ninety (90) days or more, Landlord may give Tenant written notice of Landlord’s intent to terminate the Lease (the “Termination Notice”).  If Tenant fails to notify Landlord in writing within five (5) Business Days after Landlord gives the Termination Notice that Tenant will reoccupy the Premises (the “Reocupancy Notice”), or if Tenant does not actually reoccupy the full Premises within thirty (30) days after Landlord gives the Termination Notice, then the Lease shall terminate: (a) if Tenant does not timely give a Reocupancy Notice to Landlord, effective as the date immediately following the expiration of the aforementioned five (5) Business Day period; or (b) if Tenant timely gives a Reocupancy Notice to Landlord but then fails to actually reoccupy the full Premises within the aforementioned thirty (30) day period, effective as the date immediately following the expiration of such thirty (30) day period.  If Landlord gives the Termination Notice, any first refusal right, first offer right, first opportunity right, extension option and any other expansion option of any type shall be suspended and shall be of no further force and effect unless and until such time as Tenant takes all necessary actions to prevent the termination of this Lease under this Paragraph 41. If this Lease is terminated under this Pragraph 41, Tenant shall remain responsible for the payment of all Monthly Rental, amounts due as Tenant’s Operating Expense Payment, and all Additional Rent and other sums due from Tenant under this Lease through the effective termination date.

EXHIBIT “A-1”

LAND

A-1-1

TRACT 1 - 11540, 11560, 11580 GREAT OAKS WAY: Parcel 1

Parcel 1

All that tract or parcel of land lying and being in Land Lots 851, 852, and 858 of the 1st District, 2nd Section, City of Alpharetta, Fulton County, Georgia, and being more particularly described as follows:

To find The True Point of Beginning, commence at a rebar found on the common corner of Land Lots 852, 853, 856, and 857 of the aforesaid District and Section of Fulton County; thence, proceed North 89 degrees 28 minutes 40 seconds West along the land lot line common to Land Lots 852 and 857 for a distance of 342.54 feet to a rebar found on the southeasterly right-of-way line of Georgia Highway 400 (variable right-of-way width); thence South 23 degrees 15 minutes 33 seconds West along said right-of-way line for a distance of 852.01 feet to a point; thence, leaving said right-of-way, proceed South 64 degrees 52 minutes 24 seconds East for a distance of 483.59 feet to a point; thence South 02 degrees 48 minutes 34 seconds West for a distance of 255.94 feet to capped ½-inch rebar set and The True Point of Beginning.

From The True Point of Beginning, as thus established, proceed South 87 degrees 17 minutes 48 seconds East for a distance of 174.64 feet to a capped ½-inch rebar set; thence North 70 degrees 42 minutes 12 seconds East for a distance of 54.92 feet to a capped ½-inch rebar set of the westerly right-of-way line of Great Oaks Way (variable right-of-way width); thence following said right-of-way line for the next 6 courses, proceed along a curve to the left having a radius of 406.65 feet and an arc length of 79.26 feet, said arc being subtended by a chord with a bearing of South 08 degrees 17 minutes 14 seconds West and a length of 79.14 feet, to a PK (Parker-Kalon) nail set in concrete; thence South 02 degrees 42 minutes 11 seconds West for a distance of 205.37 feet to a point, said point being 0.66 feet east of a ½-inch rebar found; thence South 04 degrees 43 minutes 33 seconds West for a distance of 85.00 feet to a rebar found; thence along a curve to the left having a radius of 472.42 feet and an arc length of 164.41 feet, said arc being subtended by a chord with a bearing of South 07 degrees 16 minutes 01 second East and a length of 163.58 feet, to a capped ½-inch rebar set; thence South 18 degrees 22 minutes 58 seconds East for a distance of 50.00 feet to a Parker-Kalon nail set in concrete; thence South 17 degrees 14 minutes 12 seconds East for a distance of 288.23 feet to a point, said point being 3.11 feet west of the rebar found; thence, leaving said right-of-way, proceed South 72 degrees 45 minutes 52 seconds West for a distance of 383.42 feet to a capped ½-inch rebar set; thence North 70 degrees 29 minutes 38 seconds West for a distance of 578.11 feet to a rebar found on the easterly right-of-way line of Kimball Bridge Road (variable right-of-way width); thence following said right-of-way line for the next 5 courses, proceed along a curve to the left having a radius of 994.93 feet and an arc length of 351.49 feet, said arc being subtended by a chord with a bearing of North 13 degrees 44 minutes 43 seconds West and a length of 349.66 feet, to a capped ½-inch rebar set; thence along a curve to the left having a radius of 110.00 feet and an arc length of 49.50 feet, said arc being subtended by a chord with a bearing of North 00 degrees 08 minutes 40 seconds West and a length of 49.09 feet, to a concrete right-of-way monument found; thence North 12 degrees 33 minutes 56 seconds West for a distance of 135.14 feet to a concrete right-of-way monument found; thence along a curve to the right having a radius of 50.00 feet and an arc length of 85.75 feet, said arc being subtended by a chord with a bearing of North 28 degrees 16 minutes 29 seconds East and a length of 75.62 feet, to a concrete right-of-way monument found; thence North 34 degrees 47 minutes 42 seconds West for a distance of 58.76 feet to a concrete right-of-way monument found; thence, leaving said right-of-way, proceed South 63 degrees 25 minutes 59 seconds East for a distance of 115.60 feet to a rebar found; thence South 52 degrees 13 minutes 21 seconds East for a distance of 90.22 feet to a Parker-Kalon nail set; hence South 56 degrees 11 minutes 26 seconds East for a distance of 137.52 feet to a Parker-Kalon nail set; thence South 67 degrees 44 minutes 21 seconds East for a distance of 66.84 feet to a Parker-Kalon nail set; thence North 33 degrees 48 minutes 34 seconds East for a distance of 306.25 feet to a capped ½-inch rebar set; thence along a curve to the right having a radius of 145.00 feet and an arc length of 149.19 feet, said arc being subtended by a chord with a bearing of North 63 degrees 17 minutes 03 seconds East and a length of 142.69 feet, to a capped ½-inch rebar set; thence South 87 degrees 17 minutes 48 seconds East for a distance of 51.73 feet to a capped ½-inch rebar set; thence North 02 degrees 48 minutes 34 seconds East for a distance of 21.00 feet to a capped ½-inch rebar set and The True Point of Beginning.

Containing within said bounds 14.988 acres (652,895 square feet) more or less.

TOGETHER WITH ALL RIGHT, TITLE AND INTEREST IN, TO AND UNDER Declaration of Covenants, Restrictions and Easements for Royal 400 by Essex-Royal 400 Associates, a Georgia general partnership, dated February 1, 1990, recorded in Deed Book 13203, Page 174, aforesaid records; as affected by Quit Claim Deed and Assignment between Essex-Royal Associates and James H. Cowart and Gerald N. Stephens as Trustees of Jim Cowart, Inc. Profit Sharing Plan and Trust, dated as of May 2, 1995, recorded in Deed Book 20504, Page 3, aforesaid records; as affected by Quit Claim Deed and Assignment of Declarations between James H. Cowart and Royal 400 Land Company 1, L.L.C., dated as of May 23, 1996, recorded in Deed Book 21014, Page 28, aforesaid records; as amended by First Amendment thereto between Royal 400 Land Company 1, L.L.C. and Royal 400 Land Company II, L.L.C., dated as of December 31, 1996, recorded in Deed Book 21985, Page 123, aforesaid records; as further amended by Second Amendment thereto between Royal 400 Land company I. L.L.C. and royal 400 Land Company II, L.L.C., dated as of April 30, 1997, recorded in Deed Book 22543, Page 78, aforesaid records; as Further amended by Third Amendment thereto between Royal 400 Land Company 1. L.L.C. and Royal 400 Land Company II, L.L.C., dated as of June 30, 1997, recorded in Deed Book 22828, Page 96, aforesaid records; as affected by Quit Claim Deed between Royal 400 Land Company II, L.L.C., and Royal 400 BTS., L.L.C., dated December 2, 1997, recorded at Deed Book 23831, Page 332, aforesaid records, and as further amended by Fourth Amendment thereto dated as of December 1 1997. recorded in Deed Book 24101. Page 188. aforesaid records; as further recorded at Deed Book 29365, Page 356, aforesaid records, as affected by Certification of Declarant recorded at Deed Book 26899, Page 3, aforesaid records, and as further affected by Certification of Declarant recorded at Deed Book 29318, Page 647, aforesaid records, as affected by that certain Partial Assignment of Easement Rights dated September 6, 2000, recorded at Deed Book 29447, Page 326, aforesaid records.

A-1-2

Parcel 2

Non-exclusive easement for the construction, maintenance, repair and replacement of a retaining wall, and nonexclusive perpetual easement to drain storm surface water, as set forth in that certain Easement Agreement between Royal 400 Land Company I, L.L.C., and Holder/Royal 400 II, LLC, dated August 28, 1998, recorded in Deed Book 25065, Page 122, Fulton County, Georgia Records, as amended by Modification of Easement Agreement dated March 19, 2004, recorded In Deed Book 37272, Page 431, aforesaid records, and as further amended by Corrected Modification Agreement of Easement Agreement, dated March 19, 2004, recorded at Deed Book 37961, Page 263, aforesaid records.

TRACT 2-11650 GREAT OAKS WAY:

Parcel 1

All that tract or parcel of land located in the City of Alpharetta and lying and being in Land Lot 852 and 857 of the 1st District, 2nd Section of Fulton County, Georgia, being more particularly described as follows;

BEGINNING at a ½” rebar found at the intersection of Land Lots 852, 853, 856 and 857; from said POINT OF BEGINNING, run thence South 89 degrees 25 minutes 16 seconds East along the northerly line of Land Lot 857 for a distance of 457.46 feet to an iron pin set;

Thence leaving said Land Lot line, run South 13 degrees 31 minutes 03 seconds West for a distance of 966.98 feet to an Iron pin set on the northerly right-of-way of Great Oaks Way (r/w varies);

Thence, run along the northerly right-of-way of Great Oaks Way along a curve to the left having a radius of 406.97 feet an arc length of 130.99 feet (said arc being subtended by a chord bearing South 61 degrees 17 minutes 35 seconds West a distance of 130.43 feet) to an iron pin set;

Thence leaving the northerly right-of-way of Great Oaks Way, run North 37 degrees 58 minutes 30 seconds West a distance of 207.56 feet to an iron pin set;

Thence run North 76 degrees 22 minutes 50 seconds West a distance of 355.31 feel to an iron pin set;

Thence run North 47 degrees 15 minutes 25 seconds West a distance of 307.00 feet to an iron pin set on the southeasterly right of way of Georgia State Route 400;

Thence run along the southeasterly right-of-way of Georgia State Route 400 North 23 degrees 17 minutes 04 seconds East a distance of 604.51 feet to an iron pin set on the northerly line of Land Lot 852;

Thence run South 89 degrees 25 minutes 16 seconds East along the northerly line of said Land Lot 852 a distance of 342.54 feet to a ½” rebar found at the POINT OF BEGINNING.

Parcel 2

Perpetual, non-exclusive easement for the purpose of construction, installation, repair, maintenance, replacement, use and enjoyment of a sanitary easement line as set forth in various Limited Warranty Deeds, each dated April 26, 1999, recorded in Deed Book 26542, Page 139, 152, 164, 177, and 183 aforesaid records.

The above described boundary encompasses is the same property as surveyed hereon and described in Commonwealth Land Title Insurance Company Commitment Number 13602289, with an effective date of May 10, 2012 at 8:00 a.m.

The above described property is the same property as surveyed hereon and described in Commonwealth Land Title Insurance Company Commitment Number 13602289, with an effective date of May 10, 2012 at 8:00 a.m.

A-1-3

EXHIBIT “A-2”

LOCATION OF BUILDING

A-2-1

EXHIBIT “B”

PREMISES

Notwithstanding the fact that any such areas may be shown or included in the below drawing, the Premises do not include any areas above the finished ceiling or below the finished floor covering installed in the Premises, or any of the following (all of which Landlord reserves for Landlord’s exclusive use): janitor closets, stairways and stairwells; fan, mechanical, electrical, telecom and similar rooms; and elevator, pipe and other vertical shafts, flues and ducts.

Exhibit B
10,977 RSF
North

LINCOLN PROPERTY COMPANY

NELSON

Great Oaks Center • 10,977 RSF

Exhibit B

16871_LE200

12.11.17

B-1

EXHIBIT “C”

WORK LETTER

(Landlord Construction; Allowance)

This Work Letter sets forth the terms and conditions relating to the construction of the Leasehold Improvements by Landlord in the Premises.

ARTICLE 1

DEFINITIONS

1.01          “Approved Construction Drawings” means the Construction Drawings approved by Landlord pursuant to the process set forth in Article 2 below.

1.02          “Approved Space Plan” means the Space Plan approved by Landlord pursuant to the process set forth in Article 2 below.

1.03          “Base Building” consists of those portions of the Premises which were in existence prior to the execution of the Lease.

1.04          “Building Standard” means the quantity and quality of materials, finishes, and workmanship from time to time specified as such by Landlord for the Building, in its discretion.

1.05          “Change Order” means any change, modification or addition to the Approved Construction Drawings.

1.06          “Construction Drawings” means: (a) detailed architectural drawings and specifications for Tenant’s partition plan, demolition plan, reflected ceiling plan, power, communication and telephone plan (location of data and telephone outlets with pull boxes only), electrical outlets, finish plan, elevations, details and sections; and (b) mechanical, electrical, plumbing and lighting plans and specifications where necessary for installation to Building systems.

1.07          “Contractor” means the contractor selected under Section 2.02 below and approved by Landlord.

1.08          “Landlord’s Representative” means Ms. Michelle Vaughn of Lincoln Property Company Commercial, Inc., who Landlord has designated as its representatives with respect to the matters set forth in this Work Letter, and who, until further notice to Tenant, have full authority and responsibility to act on behalf of Landlord as required in this Work Letter.

1.09          “Leasehold Improvements” means all work required by the Approved Construction Drawings.

1.10          “Non-Building Standard” means all materials, finishes, and workmanship used in connection with the construction and installation of the Leasehold Improvements which deviate from Building Standard in terms of quantity or quality (or both).

1.11          “Punch List” shall refer to that list determined by Landlord’s Construction Coordinator of those matters remaining to be accomplished to complete construction of the Leasehold Improvements once Substantial Completion of the Leasehold Improvements has been accomplished.

1.12          “Space Plan” means a preliminary architectural drawing showing all demising walls, corridors, entrances, exits, doors and interior partitions.

1.13          “Space Planner” means VeenendaalCave, Inc. (doing business as “Nelson”).

1.14          “Substantial Completion” shall occur when the Leasehold Improvements have been substantially completed in accordance with the Approved Construction Drawings (other than minor Punch List items and any work which cannot be completed on such date, provided such incompletion will not substantially interfere with Tenant’s use of the Premises) and, if required for occupancy, a Certificate of Occupancy (temporary or final) has been issued by the appropriate governmental authority.  Substantial Completion shall occur in accordance with the preceding sentence, notwithstanding the fact that: (a) the matters on the Punch List remain to be completed; (b) telephone, data and other equipment and finish work to be installed by or for Tenant has not been completed; and (c) there are other items which have not been completed as of such date, provided the incompletion of such other items will not substantially interfere with Tenant’s use of the Premises.  In the event of any dispute as to Substantial Completion of the Leasehold Improvements, the Certificate of Occupancy (temporary or final) issued by the appropriate governmental authority shall be conclusive.

1.15          “Tenant Expenditure Authorization” or “T.E.A.” means an authorization by Tenant to Landlord, prior to the commencement of the Leasehold Improvements by Landlord, to expend funds on behalf of Tenant for the Leasehold Improvements, to be given on a written form in the form of that attached hereto as Schedule 1.

1.16          “Tenant Improvement Allowance” means the allowance of $30.00 per square foot of Net Rentable Area of the Premises, to be provided by Landlord as set forth in Section 3.01 below.

1.17          “Tenant’s Representative” means Ms. Caroline Cronin, who Tenant has designated as its sole representative with respect to the matters set forth in this Work Letter, and who, until further notice to Landlord, has full authority and responsibility to act on behalf of Tenant as required in this Work Letter.  Tenant’s Representative is authorized to execute and deliver on behalf of Tenant any and all documents required by this Work Letter and the Commencement Notice required by the Lease.

ARTICLE 2

SCHEDULE

Landlord and Tenant hereby agree that time is of the essence and that the sequence and schedule specified below shall be strictly adhered to with respect to the design and development of the Space Plan, the Construction Drawings and the construction of the Leasehold Improvements.

2.01          Space Plan.  Landlord shall cause the Space Planner to submit the Space Plan to Tenant for Tenant’s review and approval.  After Tenant receives the Space Plan, Tenant shall, in its sole but reasonable discretion, approve or disapprove the Space Plan.  If Tenant disapproves the Space Plan, Tenant shall return the Space Plan to Tenant, along with a statement setting forth the grounds for the disapproval.  In such event, Landlord may revise the Space Plan, and, if so revised, shall then re-submit the revised Space Plan to Tenant.  This procedure shall be repeated until Landlord and Tenant have mutually approved the Space Plan.  When approved by both parties, the Space Plan shall be deemed to be the Approved Space Plan. Notwithstanding anything contained herein to the contrary, if, for any reason (including, without limitations, changes which Tenant desires to effectuate in the Space Plan prior to its approval or any other revisions which must be made to the Space Plan), Landlord and Tenant have not mutually approved the Space Plan on or before the date that is two (2) Business Days after the full execution and delivery of this Lease, then each day beyond such date until the parties have mutually approved the Space Plan shall be deemed a day of “Tenant Delay” pursuant to Article 5 below.

2.02          Construction Drawings; Bids; Selection of Contractor; T.E.A.

(a)           Upon receipt of the Approved Space Plan, Landlord shall direct the Space Planner to begin preparation of Construction Drawings.  Landlord shall submit Construction Drawings to Tenant for Tenant’s approval or disapproval.  After its receipt of such documents, Tenant shall notify Landlord in writing of its approval or disapproval, stating in reasonable detail the reasons for any disapproval.  In such event, Landlord may revise the Construction Drawings, and, if so revised, shall then re-submit the revised Construction Drawings to Tenant.  The foregoing process shall be repeated as many times as are necessary in order to obtain Construction Drawings which are mutually approved by Landlord and Tenant.  When approved by both parties, the Construction Drawings shall be deemed to be the Approved Construction Drawings. Nothwithstanding anything contained herein to the contrary, if, for any reason (including, without limitation, changes which Tenant desires to effecuate in the Construction Drawings prior to its approval or any other revisions which must be made to the Construction Drawings), Landlord and Tenant have not mutually approved the Construction Drawings on or before the date on or before the date that is three (3) Business Days after Landlord’s first submittal of the Construction Drawings to Tenant, then each day beyond such date until the parties have mutually approved the Construction Drawings shall be deemed a day of “Tenant Delay” pursuant to Article 5 below.

(b)           After Landlord’s receipt of the Approved Construction Drawings, Landlord shall submit the Approved Construction Drawings to three (3) contractors on Landlord’s approved list and obtain bids for constructing the Leasehold Improvements in accordance with the Approved Construction Drawings.  After consultation with Landlord, Tenant shall select the Contractor from among the companies submitting such bids.  Upon request of Landlord, Tenant shall execute and deliver to Landlord the T.E.A. and such other documents as Landlord may request to confirm the selection of the Contractor and the bid of the Contractor.  If, for any reason (including, without limitation, any renegotiation of bids Tenant wishes to pursue), Landlord and Tenant have not mutually approved the selection of the Contractor and the bid, or if Tenant has not executed and delivered to Landlord the T.E.A., on or before the date that is three (3) Business Days after Landlord first submits bids to Tenant, then each day beyond such date until the parties have mutually approved the selection of the Contractor and the bid of the Contractor and Tenant has executed and delivered to Landlord the T.E.A. shall be deemed a day of “Tenant Delay” pursuant to Article 5 below.

2.03          Change Orders.  All changes requested by Tenant shall require Landlord’s prior written consent, not to be unreasonably withheld.  Any Contractor-initiated Change Order must be reviewed and approved by Landlord and Tenant, which review and approval will not be unreasonably withheld.  If Landlord approves any Change Order, and if such Change Order increases or decreases the cost of constructing the Leasehold Improvements, Landlord shall prepare and deliver to Tenant a revised bid evidencing the total costs of such Change Order, which will include any amounts incurred by Landlord in reviewing the requested changes and revising the Approved Construction Drawings and the fee provided below.  Should any Change Order modify the Approved Construction Drawings, Tenant shall pay all additional costs thereby incurred by Landlord, plus a fee of five percent (5%) of the additional cost for Landlord’s cost of coordination, supervision and overhead resulting from the revision to the Approved Construction Drawings, excluding any additional architectural and/or engineering fees.  All revised or additional Construction Drawings are subject to Landlord’s prior review and written approval.  If and when approved by Landlord, such revised or additional Construction Drawings shall be deemed to be a part of the Approved Construction Drawings.  Prior to commencement of construction or installation of any of the Leasehold Improvements provided in any Change Order, Tenant shall execute and deliver to Landlord a revised T.E.A. reflecting any increases or decreases in the cost to Landlord of constructing the Leasehold Improvements.

2.04          Legal Requirements.  All design, construction and installation shall conform to the requirements of the Lease and all applicable Legal Requirements.  Tenant agrees that any review or approval by Landlord of the Space Plan or the Construction Drawings is solely for Landlord’s benefit, and without any representation, warranty or liability whatsoever to Tenant or any other person with respect to the adequacy, correctness or sufficiency thereof, or otherwise.  The approval by Landlord of the Approved Space Plan and the Approved Construction Drawings shall not in any way be deemed to be an agreement or certification by Landlord that the work contemplated thereby complies with Legal Requirements or that the Approved Space Plan or the Approved Construction Drawings will be approved by governmental agencies having jurisdiction there over.  Tenant and the Space Planner shall be solely responsible for the compliance of the design shown on the Approved Space Plan and the Approved Construction Drawings with Legal Requirements.

2.05          Materials and Workmanship.  All work and materials required under the Approved Construction Drawings, including all materials, finishes and workmanship shall be equal to, or of a quality superior to, Building Standard.  Except may be as approved by Landlord, all materials incorporated in the Leasehold Improvements shall be new.

2.06          Field Verification.  Space Planner shall verify at the job site all dimensions, locations and structural members and any physical conditions affecting the Construction Drawings.

ARTICLE 3

LANDLORD’S OBLIGATIONS

3.01          Tenant Improvement Allowance.  Landlord shall contribute the Tenant Improvement Allowance towards Tenant’s Construction Costs (to the extent of the Tenant Improvement Allowance).  The Tenant Improvement Allowance must be used only for Tenant’s actual out-of-pocket costs (hard and soft) of constructing the Leasehold Improvements.  The cost of all improvements required by the Approved Construction Drawings shall be deducted from such Tenant Improvement Allowance.  Landlord will apply the Tenant Improvement Allowance to pay Tenant’s Construction Costs, pursuant to Section 4.01 below, as such costs are incurred.  After the Tenant Improvement Allowance has been exhausted, Landlord will apply Tenant’s Construction Costs Deposit to pay Tenant’s Construction Costs as such costs are incurred.  Any unused portion of the Tenant Improvement Allowance shall be retained by Landlord, and Tenant shall have no further rights with respect thereto.  Any unused portion of Tenant’s Construction Costs Deposit shall be refunded to Tenant.

3.02          Coordination.  Unless otherwise agreed in writing by Landlord and Tenant, all work involved in the construction and installation of the Leasehold Improvements shall be carried out by Contractor under a contract with Landlord and under the sole direction of Landlord.  Tenant shall cooperate with Landlord, Contractor and the Space Planner to promote the efficient and expeditious completion of such work.  All work not within the scope of the normal construction trades employed for the Building, such as the furnishing and installation of draperies, furniture, telephone equipment, voice and data cabling, and office equipment, shall be furnished and installed by Tenant at Tenant’s expense.

3.03          Commencement of Construction.  Landlord shall have no obligation to commence or to allow commencement of construction or installation of the Leasehold Improvements in the Premises until:  (a) Tenant has delivered to Landlord the Approved Construction Drawings, initialed by Tenant’s Representative and Landlord’s Representative, and the executed T.E.A., and Tenant has approved the selection of the Contractor and the bid in writing, all as required pursuant to Section 2.02 above; (b) Landlord has received from Tenant payment of all Rent then due under the Lease and the Security Deposit, if any, required under the Lease; and (c) Landlord has received from Tenant payment of Tenant’s Construction Costs Deposit, if any.

3.04          Commencement of Change Orders.  Landlord shall have no obligation to commence or to allow commencement of construction or installation of any of work provided in any Change Order until Landlord has received from Tenant payment of the required addition to Tenant’s Construction Costs Deposit, if any, and the executed revised T.E.A., as provided in Section 2.03 above, with respect to such Change Order.

3.05          Substitutions.  Landlord, upon prior notice to Tenant, reserves the right to make reasonable substitutions of equal or better quality and value in the event of unavailability of materials or due to field conditions.

ARTICLE 4

TENANT’S OBLIGATIONS

4.01          Payments.

(a)           Tenant shall be responsible for payment of the following to the extent such costs exceed the Tenant Improvement Allowance: (i) the costs of preparation of the Space Plan and the Construction Drawings and all costs to complete the construction of the Leasehold Improvements, including but not limited to the cost of all labor and materials supplied by the Contractor and Landlord and their respective material suppliers, independent contractors and subcontractors to construct and complete the Leasehold Improvements, including but not limited to the cost of any Change Orders, Contractor’s profit and overhead expenses, and costs associated with sustainability practices, documentation, registration and certification; and (ii) a fee equal to five percent (5%) of the total of the costs set forth in this Section 4.01(a) (including Change Orders) as a construction management fee.  The costs set forth in this Section 4.01(a) are collectively referred to herein as “Tenant’s Construction Costs.”

(b)           Tenant shall pay Tenant’s Construction Costs, plus any other costs owing by Tenant to Landlord in connection with the construction of the Leasehold Improvements, as follows: (i) on the date of execution of the T.E.A., Tenant shall pay to Landlord one hundred percent (100%) of the amount by which the amount indicated on the T.E.A. exceeds the Tenant Improvement Allowance (“Tenant’s Construction Costs Deposit”); (ii) on the date of approval by Landlord of any Change Order which increases or decreases the cost of the Leasehold Improvements, Tenant shall execute a revised T.E.A., as provided in Section 2.03 above, evidencing such increased or decreased cost and shall deposit with Landlord, as an addition to Tenant’s Construction Costs Deposit, one hundred percent (100%) of the amount of the increased or decreased costs represented by such Change Order; and (iii) Tenant shall pay to Landlord, upon Substantial Completion of the Leasehold Improvements, the remainder, if any, of Tenant’s Construction Costs, plus any other costs owing by Tenant to Landlord in connection with the construction of the Leasehold Improvements, such amount to be indicated on a statement delivered by Landlord to Tenant and paid by Tenant.  The amount shown on such statement shall be paid by Tenant within ten (10) days after receipt of such statement.  Tenant agrees that in the event it fails to make any payment required in this Work Letter in a timely manner, Landlord, in addition to any and all other remedies allowed to Landlord by law or in equity, shall have the same rights and remedies against Tenant as if an Event of Default in payment of Rent had occurred under the Lease.

4.02         Entry by Tenant.  Landlord will permit Tenant and its agents to enter the Premises prior to the Commencement Date, allowing Tenant to perform through its own contractors (to be first approved by Landlord) such other work and decorations as Tenant may desire at the same time that Contractor is working in the Premises.  The foregoing license to enter prior to the Commencement Date, however, is conditioned upon Tenant’s workmen and contractors working in harmony with and not interfering with the labor employed by Contractor, Landlord, Landlord’s mechanics or contractors or by any other tenant(s) or their contractors, and not impeding or interfering with the Leasehold Improvements, or the progress thereof.  Such access shall at all times be subject to the control and restrictions of Landlord.  Landlord shall have the right to withdraw permission to enter the Premises upon twenty-four (24) hours’ written notice to Tenant, if Landlord determines that any such interference, conflict or delay has been or may be caused.  Such entry shall be deemed to be under all of the terms, covenants, provisions and conditions of the Lease.  However, Tenant agrees that any such entry into the Premises shall be at Tenant’s own risk and Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property or installations made in the Premises.  Tenant further agrees to protect, defend, indemnify and save harmless Landlord and its beneficiaries and agents from all liabilities, costs, damages, fees and expenses arising out of or connected with the activities of Tenant or Tenant’s contractors in or about the Premises or Building, including, without limitation, the cost of any repairs to the Premises or Building necessitated by the activities of Tenant’s contractors.  In addition, prior to the initial entry into the Building or the Premises by Tenant and by each of Tenant’s contractors, Tenant shall furnish Landlord, at Tenant’s sole cost, with policies of insurance covering Landlord, its beneficiaries and agents, as insured parties, with such coverages and in such amounts as Landlord may then require in order to insure Landlord, its beneficiaries or agents against loss or liability for injury or death or damage to property arising out of or connected with any activities of Tenant or Tenant’s contractors.  If Tenant’s contractors or anyone employed by Tenant shall cause a delay in completing the Leasehold Improvements, Tenant agrees that such delay will constitute a “Tenant Delay.”

4.03          Tenant’s Lease Default.  Notwithstanding any provision to the contrary contained in the Lease, if an Event of Default under the Lease, or a default by Tenant under this Work Letter, has occurred at any time on or before the Substantial Completion of the Leasehold Improvements, then: (a) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Leasehold Improvements caused by such work stoppage as set forth in Section 5.01 of this Work Letter); and (b) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

4.04          General Provisions.  This Work Letter shall not be deemed applicable to: (a) any space which is subsequently added to the original Premises under the Lease, whether by any option or right under the Lease, including expansion options, rights of first offer and rights of first opportunity, or otherwise; or (b) any portion of the Premises or any additions thereto in the event of a renewal or extension of the Term of the Lease, whether by any option or right under the Lease, including extension or renewal options, or otherwise, unless expressly provided in the Lease or any amendment thereto.  Any changes to the Approved Space Plan or the Approved Construction Drawings, or any additional work required by any governmental agencies having jurisdiction over the Building or any aspect of the Leasehold Improvements may be complied with by Landlord and/or Contractor.  Such changes and/or additional work shall not be deemed to be a violation of the Approved Space Plan, the Approved Construction Drawings or any other provision of this Work Letter and shall be accepted by Tenant.  If such changes and/or additional work increase or decrease the cost to Landlord of constructing the Leasehold Improvements, Landlord shall prepare and deliver to Tenant a revised T.E.A. and a Change Order evidencing the total cost of such changes and/or additional work.  Tenant’s sole and exclusive remedy against Landlord for any defects in material or workmanship shall be for the repair and replacement of such defects of material and workmanship.  Notwithstanding the foregoing, Landlord shall have no obligation to repair or replace such defects of material or workmanship unless Tenant submits written notice of such defects to Landlord within ninety (90) days after the Commencement Date.  LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THE LEASEHOLD IMPROVEMENTS EXCEPT THE WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 4.04.  TENANT’S SOLE REMEDY FOR THE BREACH OF ANY APPLICABLE WARRANTY SHALL BE THE REMEDY SET FORTH IN THIS SECTION 4.04.  Tenant agrees that no other remedy, including, without limitation, incidental or consequential damages for lost profits, injury to person or property or any other incidental or consequential loss shall be available to Tenant.

ARTICLE 5

TENANT DELAY

5.01          Tenant Delay.  The term “Tenant Delay” shall mean each day that Substantial Completion of the Leasehold Improvements is delayed by any of the following: (a) Tenant’s failure to respond, within the time periods prescribed by Landlord, to a request for information necessary for the completion of the Space Plan or the Construction Drawings; or (b) failure for any reason to develop the Approved Space Plan or the Approved Construction Drawings by the dates prescribed herein; or (c) failure for any reason to mutually approve the selection of the Contractor and the bid of the Contractor, or for Tenant to execute and deliver the T.E.A., by the date required in Section 2.02(b) above; or (d) Tenant’s failure to pay the Rent and Security Deposit as required in the Lease; or (e) Tenant’s failure to pay Tenant’s Construction Costs Deposit by the date required in Section 4.01(b)(i) above; or (f) changes by Tenant in the Approved Construction Drawings or Change Orders; or (g) requirements by Tenant for materials, finishes or installations which are not Building Standard, including but not limited to any delays caused by failure to obtain or to receive delivery or installation of any such Non-Building Standard materials in a timely manner; or (h) any interference by Tenant with the performance of the Leasehold Improvements; or (i) delay by Tenant in delivering to Landlord an executed, revised T.E.A. and paying to Landlord any addition to Tenant’s Construction Costs Deposit required by a Change Order; or (j) any other cause which is defined as a Tenant Delay under this Work Letter or the Lease; or (k) changes which must be made in the Approved Construction Drawings because the same do not comply with Legal Requirements; or (l) changes to the base, shell and core of the Building required by the Approved Construction Drawings; or (m) if a Certificate of Occupancy (temporary or final), is required in order to achieve Substantial Completion of the Leasehold Improvements, any refusal by the appropriate governmental authority to issue such Certificate of Occupancy due to Tenant’s failure to install, or delay in installing, any furniture or equipment that Landlord is not required to install as part of the Leasehold Improvements; or (n) any other acts or omissions of Tenant, or its agents, or employees.  The date that Substantial Completion actually occurs will be accelerated for all purposes of this Lease (including, without limitation, for determination of the Commencement Date and the obligation to pay Rent), by the number of days of any Tenant Delay that causes Landlord to be delayed beyond March 1, 2018, in achieving Substantial Completion.  If Landlord is unable to achieve Substantial Completion because of Tenant Delay, Landlord may, by written notice to Tenant, establish the Commencement Date as the date on which Substantial Completion could have been achieved, but for such Tenant Delay.

Schedule 1
of
Exhibit “C”

TENANT EXPENDITURE AUTHORIZATION

Project:	Date:
T.E.A. #:
Distribution:	Prepared By:
Contractor:

Space Planner:

Square Feet of Net Rentable Area:

Architectural/Mechanical/Electrical/Structural Engineering Design Fees	$
Construction:	$
$
$
$
SUBTOTAL	$
Construction Management Fee	$
Contingency	$
Total Estimated Project Cost	$
Tenant Improvement Allowance	$
Tenant’s Construction Costs Deposit	$
Total Now Due and Payable	$

Recommendation for Authorization: Landlord’s Representative Date	Tenant Authorization: __________________________________ Tenant’s Representative Date

C-1-1

EXHIBIT “D”

COMMENCEMENT NOTICE

This Commencement Notice is entered into this ___ day of __________, 20____, by ____________________ (“Landlord”) and ____________________ (“Tenant”), pursuant to the provisions of that one certain Lease Agreement (the “Lease”) dated __________, 20__, by and between Landlord and Tenant covering certain space in the Building known as ____________________.  All terms used herein with their initial letter capitalized shall have the meaning assigned to such terms in the Lease.

W I T N E S S E T H:

1.          The Building, the Premises and all other improvements required to be constructed and furnished by Landlord in accordance with the terms of the Lease have been satisfactorily completed by the Landlord and accepted by the Tenant, subject to the completion of “punch list” items.

2.          The Premises have been delivered to, and accepted by, the Tenant.

3.          The Commencement Date of the Lease is the                   day of                      , 20       , and the Expiration Date is the                   day of                     , 20       .

4.          The Premises consist of                  square feet of Net Rentable Area.

5.          Tenant’s Share is                  percent (           %).

6.          The initial Monthly Rental is $                 , subject, however, to the provisions of the Lease relating to adjustments of the Monthly Rental, and to Tenant’s obligation to pay Tenant’s Operating Expense Payment as provided in the Lease.

IN WITNESS WHEREOF, this instrument has been duly executed by Landlord and Tenant as of the date first written above.

LANDLORD: a ______________________________ By: Name: Title:	TENANT: a ______________________________ By: Name: Title: (CORPORATE SEAL)

D-1

EXHIBIT “E”

CLEANING SPECIFICATIONS

	SERVICE	Service days/year
OFFICES/CARPET
●	Empty recyclable and regular trash containers; replace correct color liners in containers as necessary	260
●	Remove all collected trash to designated area	260
●	Using tank vacuum or back pack, vacuum corners edges and chairs then traffic vacuum all carpeted areas	104
●	Using approved spotter, spot clean carpeted area	260
●	Spot clean all horizontal and vertical surfaces removing fingerprints, smudges and stains	260
●	Dust all chair and table legs and rungs, baseboards, ledges, moldings, and other low reach areas	52
●	Dust all surfaces above normal reach including sills, ledges, moldings, shelves, door frames, pictures and vents	12
●	Dust all venetian blinds	12
●	Dust HVAC louvers	4
●	Clean all baseboards	4
●	Dust al horizontal surfaces	260
AISLES, CARPET
●	Fully vacuum carpets from wall to wall with 36 inch wide vacuum	260
●	Using approved spotter, spot clean carpeted area	260
●	Spot clean all horizontal and vertical surfaces removing fingerprints, smudges and stains	260
●	Dust HVAC louvers	4
CONFERENCE ROOM - CARPET
●	Vacuum all carpeted traffic lane areas	156
●	Fully vacuum all carpets from wall to wall	104
●	Using approved spotter, spot clean carpeted area	260

	SERVICE	Service days/year
●	Dust all venetian blinds	12
●	Dust all low reach areas	52
●	Dust all high reach areas	12
●	Dust all horizontal surfaces	260
●	Spot clean all horizontal and vertical surfaces removing fingerprints, smudges and stains	260
●	Empty recyclable and regular trash containers; replace correct color liners in containers as necessary	260
●	Remove all collected trash to designated area	260
●	Dust HVAC louvers	4
●	Clean all baseboards	4
CORRIDORS/HARD SURFACE
●	Dust mop all hard surface floors with treated or electrostatic dust mop	260
●	Mop all stains and spills, especially coffee and drink spills	260
●	Using a high speed floor machine spray buff all hard surface area	156
●	Machine scrub hard surface floor area and apply one coat of polish, allow to dry, then buff	12
●	Strip hard surface floor and recoat with three coats of floor polish	4
●	Clean and polish all drinking fountains	260
●	Dust high and low areas (e.g. pictures, clocks, partition tops, etc.)	12
●	Spot clean all horizontal and vertical surfaces removing fingerprints, smudges and stains	260
●	Dust HVAC louvers	4
●	Clean all baseboards	4
STAIRS - HARD SURFACE
●	Police stairs and pick-up litter	260
●	Dust mop stairs, dust railings, ledges and spot clean	260
●	Damp mop stairs, dust railings, ledges and spot clean	260

	SERVICE	Service days/year
●	Machine scrub hard surface floor	4
BREAKROOM/CAFETERIA - TILE
●	Dust mop all hard surface floors with treated or electrostatic dust mop	260
●	Damp mop entire area	260
●	Using a high speed floor machine spray buff all hard surface area	156
●	Machine scrub hard surface floor and apply one coat of polish, allow to dry, then buff	12
●	Strip hard surface floor and recoat with three coats of floor polish	4
●	Dust all low reach areas	52
●	Dust all high reach areas	12
●	Using a damp cloth dust all horizontal surfaces	260
●	Spot clean all horizontal and vertical surfaces removing fingerprints, smudges and stains	260
●	Empty all trash receptacles and replace liners as necessary	260
●	Remove all collected trash to designated area	260
●	Damp clean interior and exterior of microwave oven	260
●	Clean and sanitize all sinks and wipe dry	260
●	Clean refrigerator, and empty contents at customer request	52
●	Dust HVAC louvers	4
●	Clean all baseboards	4
●	Vacuum walk-off mats	52
●	Damp wipe all cafeteria and lunch room tables	260
●	Spot clean backs and seats of chairs	260
RESTROOMS - CERAMIC TILE
●	Refill dispensers, empty trash, clean and sanitize all restroom fixtures, wipe all counters, clean mirrors, wipe chrome, spot wipe partitions, sweep and damp mop floors using a germicidal cleaner	260
●	Dust and clean all return air vents	12

	SERVICE	Service days/year
●	Wash all restroom partitions on both sides	12
●	Machine scrub all restroom floors using germicidal detergent	52
●	Machine wash all ceramic tile walls	1
STORAGE ROOMS
●	Dust mop all hard surface floors with treated or electrostatic dust mop	12
●	Damp mop entire area	12
●	Dust high and low areas(e.g. pictures, clocks, partition tops, etc.)	12
●	Dust all horizontal surfaces	12
●	Spot clean all horizontal and vertical surfaces removing fingerprints, smudges and stains	12
●	Dust HVAC louvers	2
EXTERIOR - CONCRETE
●	Sweep and police sidewalks and entrances surrounding the perimeter of the building	260
●	Empty all waste receptacles and remove trash to designated area	260
●	Using pressure washer remove all visible soil	12
●	Clean patio tables removing all soil; spot clean chairs	260

EXHIBIT “F”

RULES AND REGULATIONS

1.          The sidewalks, entrances, driveways and roadways serving and adjacent to the Leased Premises shall not be obstructed or used for any purpose other than ingress and egress. Landlord shall control the Common Areas.

2.          No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Leased Premises other than Landlord standard window coverings without Landlord’s prior written approval. All electric ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and tube color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without written consent of Landlord.

3.          No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Leased Premises, the Buildingor in the Common Areas including the parking area without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to tenant.

4.          The sinks and toilets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

5.          No boring, cutting or stringing of wires or laying of any floor coverings shall be permitted, except with the prior written consent of the Landlord and as the Landlord may direct. Landlord shall direct electricians as to where and how telephone or data cabling are to be introduced. The location of telephones, call boxes and other office equipment affixed to the Leased Premises shall be subject to the approval of Landlord.

6.          No bicycles, vehicles, birds or animals of any kind (except seeing eye dogs) shall be brought into or kept in or about the Leased Premises, and no cooking shall be done or permitted by any tenant on the Leased Premises, except microwave cooking, and the preparation of coffee, tea, hot chocolate and similar items for tenants and their employees. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from the Leased Premises.

7.          The Leased Premises shall not be used for manufacturing, unless such use conforms to the zoning applicable to the area, and the Landlord provides written consent. No tenant shall occupy or permit any portion of the Leased Premises to be occupied as an office for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or a dance, exercise or music studio, or any type of school or daycare or copy, photographic or print shop or an employment bureau without the express written consent of Landlord. The Leased Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

8.          No tenant shall make, or permit to be made any unseemly, excessive or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or down the passageways.

9.          No tenant, subtenant or assignee nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Leased Premises any flammable, combustible or explosive fluid, chemical or substance or firearm.

10.         No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made to existing locks or the mechanism thereof. Each tenant must upon the termination of his tenancy, restore to the Landlord all keys of doors, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to the Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

11.         No tenant shall overload the floors of the Leased Premises. All damage to the floor, structure or foundation of the Building due to improper positioning or storage items or materials shall be repaired by Landlord at the sole cost and expense of tenant, who shall reimburse Landlord immediately therefor upon demand.

12.         Each tenant shall be responsible for all persons entering the Building at tenant’s invitation, express or implied. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right without any abatement of rent to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants and the protection of the Building and the property in the Building.

13.         Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall report and otherwise cooperate to prevent the same.

14.         All equipment of any electrical or mechanical nature shall be placed by tenant in the Leased Premises in settings that will, to the maximum extant possible, absorb or prevent any vibration, noise and annoyance.

15.         There shall not be used in any space, either by any tenant or others, any hand trucks except those equipped with rubber tires and rubber side guards.

16.         The scheduling of tenant move-ins shall be before or after normal business hours and on weekends, subject to the reasonable discretion of Landlord.

17.         The Building is a smoke-free Building. Smoking is strictly prohibited within the Building. Smoking shall only be allowed in areas designated as a smoking area by Landlord. Tenant and its employees, representatives, contractors or invitees shall not smoke within the Building or throw cigar or cigarette butts or other substances or litter of any kind in or about the Building, except in receptacles for that purpose. Landlord may, at its sole discretion, impose a charge against monthly rent of $50.00 per violation by tenant or any of its employees, representatives, contractors or invitees, of this smoking policy.

18.         Tenants will insure that all doors are securely locked, and water faucets, electric lights and electric machinery are turned off before leaving the Building.

19         Tenant, its employees, customers, invitees and guests shall, when using the parking facilities in and around the Building, observe and obey all signs regarding fire lanes and no-parking and driving speed zones and designated handicapped and visitor spaces, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no-parking zone or in a designated handicapped area, and any vehicle which is left in any parking lot in violation of the foregoing regulation. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles.

20.         Tenant shall be responsible for and cause the proper disposal of medical waste, including hypodermic needles created by its employees.

21.         No outside storage is permitted including without limitation the storage of trucks and other vehicles.

22.         No tenant shall be allowed to conduct an auction from the Leased Premises without the prior written consent of Landlord.

It is Landlord’s desire to maintain in the Building and Common Areas the highest standard of dignity and good taste consistent with comfort and convenience for tenants. Any action or condition not meeting this high standard should be reported directly to Landlord. The Landlord reserves the right to make such other and further rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Building and Common Areas, and for the preservation of good order therein.

EXHIBIT “G”

GUARANTY

THIS GUARANTY (the “Guaranty”) made and entered into this 16th day of December, 2017, by JACADA LTD., a public company organized under the laws of the State of Israel (“Guarantor”), to and for the benefit of GREAT OAKS CENTER LLC, a Delaware limited liability company (“Landlord”).

W I T N E S S E T H :

WHEREAS, Landlord and Jacada, Inc., a Delaware corporation (together with its successors and assigns, the “Tenant”), propose to enter into that certain Lease Agreement dated of even date herewith (the “Lease”), pursuant to which Tenant will lease approximately 11,037 rentable square feet (the “Premises”) within that certain building located at 11560 Great Oaks Way, Alpharetta, Georgia 30022, for a term (exclusive of any renewals) of approximately sixty-five (65) months; and

WHEREAS, Guarantor, as the parent company of Tenant, is desirous that Landlord make and enter into the Lease with Tenant; and

WHEREAS, Landlord requires as a condition to its execution of the Lease that Guarantor guarantees the full performance of the obligations of Tenant under the Lease;

NOW, THEREFORE, for and in consideration of Ten and No/100ths Dollars ($10.00), and for other good and valuable consideration, the receipt, adequacy and sufficiency of all of which are hereby acknowledged by Guarantor, and to induce Landlord to enter into the Lease with Tenant, Guarantor does hereby agree as follows:

1.          Guaranty.  Guarantor hereby unconditionally guarantees: (a) the full, faithful and punctual performance of each and all of the terms, covenants, agreements and conditions of the Lease to be kept and performed by Tenant, in accordance with and within the time prescribed by the Lease (such terms, covenants, agreements and conditions are hereinafter collectively referred to as the “Covenants”); (b) the full and punctual payment and discharge of all Monthly Rental, Additional Rent, any Security Deposit, and all other sums of money, charges and liabilities due Landlord under the Lease (including any interest and late charges thereon) (such Monthly Rental, Additional Rent, Security Deposit, sums, charges, liabilities and interest are hereinafter sometimes collectively referred to as the “Rent”); and (c) all costs, expenses and damages suffered or incurred by Landlord as a result of or instant to any default or breach by Tenant under the Lease, including, without limitation, attorneys’ fees in the amount of fifteen percent (15%) of all amounts owing under the Lease, court costs and other expenses incurred by Landlord in enforcing the Lease or this Guaranty (such costs, expenses and damages are hereinafter collectively referred to as the “Expenses”) (the Rent, the Covenants and the Expenses are hereinafter collectively referred to as the “Obligations”).  Guarantor does hereby agree that if all or any part of the Obligations are not paid by Tenant pursuant to the terms and conditions of the Lease, Guarantor will immediately make such payments to Landlord.

2.          No Discharge.  This Guaranty by Guarantor shall continue for the benefit of Landlord notwithstanding: (a) any extension, modification, amendment or alteration of the Lease; (b) any assignment of the Lease or sublease of all or part of the Premises, with or without the consent of Landlord; (c) any release, extension or modification of the liability of Tenant or any other party liable under the Lease or any other guaranty of the Lease; (d) any dissolution or liquidation of Tenant or change in the composition of the partners of Tenant; and no extension, modification, amendment, alteration or assignment of the Lease, sublease of all or part of the Premises, dissolution of Tenant, change in the composition of partners of Tenant, and no other agreements or releases between Landlord and Tenant or between Landlord and any other party liable under the Lease or any other guaranty of the Lease (with or without notice to or knowledge of Guarantor) shall in any manner release or discharge Guarantor, and Guarantor does hereby consent to any such extension, modification, amendment, alteration, release or assignment of the Lease, sublease of all or part of the Premises, dissolution or liquidation of Tenant or change in the composition of partners of Tenant.  Guarantor hereby covenants and agrees that Landlord may at any time, and from time to time, without notice to or further consent from Guarantor, either with or without consideration, modify the terms of the Lease, or extend or renew the Term of the Lease for any period.  No such action which Landlord shall take or fail to take in connection with the Lease, or any course of dealing by Landlord with Tenant or any other person shall release Guarantor’s obligations hereunder, affect this Guaranty in any way or afford Guarantor any recourse against Landlord.  The provisions of this Guaranty shall extend and be applicable to all renewals, amendments, extensions or modifications of the Lease and shall be deemed to include any such renewals, amendments, extensions or modifications thereof.  This Guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect notwithstanding, without limitation, the death or incompetency of Guarantor.

3.          Bankruptcy.  This Guaranty will continue unchanged notwithstanding any bankruptcy, reorganization, or insolvency of Tenant or any successor or assignee thereof or by any disaffirmance or abandonment by a trustee or Tenant.  If Landlord repays, restores, or returns, in whole or in part, any payment or property previously paid or transferred to Landlord in full or partial satisfaction of any of the Obligations because the payment or transfer (“Transfer”) was declared to be void, voidable, or otherwise recoverable under any state or federal law, or because Landlord elects to repay, restore, or return, in whole or in part, in connection with a claim that the Transfer was void, is voidable, or is otherwise recoverable, then, as to any amount that Landlord repays, restores, or returns, and as to all reasonable costs, expenses, and attorney’s fees of Landlord related to the Transfer or to the repayment, restoration, return, or voidability of the Transfer, the liability of Guarantor will automatically and immediately be revived, reinstated, and restored and will exist as though the Transfer had never been made.

4.          Transfer or Assignment.  Landlord may without notice, assign or transfer this Guaranty in whole or in part and no such assignment or transfer of the Lease or this Guaranty shall operate to extinguish or diminish the liability of Guarantor hereunder.

5.          Primarily Liable.  This Guaranty is a guaranty of payment and not of collection.  The liability of Guarantor under this Guaranty shall be primary and direct and in any right of action which shall accrue to Landlord under the Lease, Landlord may, at its option, proceed against Guarantor without having commenced any action, or having obtained any judgment, against Tenant or any other party liable under the Lease or any other guaranty of the Lease.

6.          Default.  In the event of a default by Tenant under the Lease, Landlord shall have the right to enforce its rights, powers and remedies under the Lease, any other guaranty of the Lease, and under this Guaranty and all rights, powers and remedies available to Landlord shall be non-exclusive and cumulative of all other rights, powers and remedies under the Lease, any other guaranty of the Lease or under this Guaranty or by law or in equity.  The obligations of Guarantor hereunder are independent of the obligations of Tenant or any other guarantor, and Landlord may proceed directly to enforce all rights under this Guaranty without proceeding against or joining Tenant, any other guarantor or any other person or entity.  Guarantor hereby authorizes and empowers Landlord upon a default by Tenant under the Lease, at its sole discretion and without notice to Guarantor, to exercise any right or remedy which Landlord may have under the Lease and Guarantor shall be liable to Landlord for any deficiency resulting from the exercise by it of any such remedy, even though any right which Guarantor may have against Tenant or others may be lost or diminished by exercise of any such remedy.  Guarantor hereby expressly waives the provisions of Official Code of Georgia Annotated § 13-6-5, and Landlord shall have no duty to mitigate, except to the extent, if any, that Landlord has an express duty to mitigate pursuant to the terms of the Lease.  Until all of the Obligations have been performed and paid in full, Guarantor shall have no right of subrogation to Landlord and Guarantor hereby waives any rights to enforce any remedy which Landlord may have against Tenant.

7.          Proceeds.  Guarantor hereby authorizes Landlord, without notice to Guarantor, to apply all payments and credits received from Tenant or realized from any personal property of Tenant on the Premises in such manner and in such priority as Landlord in its sole judgment shall see fit to the Obligations which are the subject of this Guaranty.

8.          Binding on Successors.  Guarantor’s obligations hereunder shall not be assigned or delegated but this Guaranty shall pass to and be fully binding upon any successors, heirs, assigns and/or trustees of Guarantor.

9.          Waivers.  Guarantor expressly waives and agrees not to assert or take advantage of: (a) the defense of the statute of limitations in any action hereunder or in any action for collection of the Obligations; (b) any defense that may arise by reason of the failure of Landlord to file or enforce a claim against Tenant in bankruptcy or any other proceeding; (c) any defense based on the failure of Landlord to give notice of the creation, existence or incurring of any new obligations or on the action or non-action of any person or entity in connection with the Obligations; (d) any duty on the part of Landlord to disclose to Guarantor any facts it may know or hereafter acquire regarding Tenant; (e) any defense based on lack of diligence on the part of Landlord in the collection of any and all of the Obligations; (f) demand for payment, presentment, notice of protest or dishonor, notice of acceptance of this Guaranty, and any and all other notices or demands to which Guarantor might otherwise be entitled by law; and/or (g) any and all suretyship defenses.  Guarantor hereby expressly waives the provisions of Official Code of Georgia Annotated § 10-7-24.  Guarantor’s liability under this Guaranty is absolute and irrespective of any lack of validity or unenforceability of the Lease or of Tenant’s liability for the Obligations.  Guarantor waives all defenses to liability hereunder, and any counterclaim or right of setoff, that Guarantor has now or hereafter acquires.

10.           No Oral Modification.  This Guaranty may not be changed orally, and no obligation of Guarantor can be released or waived by Landlord except by a writing signed by Landlord.

11.           Representations.  Guarantor hereby represents and warrants that:

(a)          Guarantor is not in default under any agreement to which Guarantor is a party, the effect of which will impair performance by Guarantor of the Obligations;

(b)          There are no actions, suits or proceedings pending or threatened against Guarantor before any court or any governmental, administrative, regulatory, adjudicatory or arbitrational body or agency of any kind that will affect performance by Guarantor of the Obligations; and

(c)          Neither this Guaranty nor any document, financial statement, credit information, certificate or statement heretofore furnished or required herein to be furnished to Landlord by Guarantor contains any untrue statement of facts or omits to state a fact material to this Guaranty as of the date of this Guaranty.

12.           Severability.  The invalidity or unenforceability in any particular circumstances of any provision of this Guaranty shall not extend beyond such provision or circumstances, and no other provision of this instrument shall be affected thereby.  This provision shall control every other provision of this Guaranty.

13.           Construction.  Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

14.           Choice of Law.  This Guaranty is to be performed in the State of Georgia and shall be governed by and construed in accordance with the laws of the State of Georgia.

15.           Counterparts.  This Guaranty may be executed in multiple counterparts, all of which shall be deemed originals, but all of which constitute one and the same instrument.

16.           Captions.  The paragraph headings used in this Guaranty are for suggestive purposes only and are not intended to be an accurate or comprehensive summary of the terms and provisions of this Guaranty.

17.           Time of Essence.  Time is of the essence of this Guaranty.

18.           Joint and Several Liability.  The liability of Guarantor hereunder shall be joint and several with the liability of any other guarantor of the Lease and with the liability of any other party liable under the Lease.

19.           Consent to Jurisdiction.  Guarantor acknowledges and agrees that this Guaranty shall be governed by, and construed and interpreted in accordance with, the laws of the State of Georgia.  Guarantor hereby consents to personal jurisdiction in the State of Georgia for the enforcement of this Guaranty and hereby waives any and all claims of rights under the laws of the State of Georgia or of the United States or of any other state or country, to object to jurisdiction within the State of Georgia for the purpose of litigation to enforce this Guaranty.  In the event such litigation is commenced, Guarantor agrees that service of process may be made and personal jurisdiction obtained over Guarantor by serving a copy of the summons and complaint upon Guarantor by a generally recognized express courier such as Federal Express, UPS or DHL at the address set forth below Guarantor’s signature or at any other address written notice of which is provided by Guarantor to Landlord.  Nothing contained herein, however, shall prevent the Landlord from bringing any action or exercising any rights against Guarantor personally, or against any property of Guarantor, within any other county, state or country.  The means of obtaining personal jurisdiction and perfecting service of process set forth above are not intended to be exclusive but are cumulative and in addition to all other means of obtaining personal jurisdiction and perfecting service of process now or hereafter provided by the laws of the State of Georgia, the United States or any other state or country.

20.           Tenant’s Financial Condition.  Guarantor represents and warrants that Guarantor has adequate means to obtain all relevant information, on a continuing basis, concerning Tenant’s financial condition and Tenant’s ability to perform its obligations under the Lease.  Guarantor is responsible for being and keeping informed of Tenant’s financial condition and of all circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations.  Guarantor hereby waives any duty of Landlord to disclose any information, now or hereafter known by Landlord, which relates to the financial condition of Tenant or Guarantor’s risk under this Guaranty.

21.           Notices.  Any notice, demand or document required or permitted to be delivered by this Guaranty shall be in writing and shall be deemed to be delivered (whether or not actually received) when delivered personally or when delivered by a generally recognized express courier such as Federal Express, UPS or DHL, at the address set forth below Guarantor’s signature or at any other address notice of which is provided by Guarantor to Landlord.

IN WITNESS WHEREOF, Guarantor has hereunder caused this Guaranty to be executed under seal and delivered to Landlord the day and year first above written.

Signed, sealed and delivered in the presence of:
JACADA LTD., a public company organized
under the laws of the State of Israel
By:__________________________________
Name:_____________________________
Title:______________________________
[CORPORATE SEAL]
Address:

8 Hasadnaot Street
 Herzliya 46728, Israel

Witness
Notary Public (NOTARIAL SEAL)
My Commission Expires:

EXHIBIT “H”

FIRST REFUSAL SPACE

Exhibit H
14,556 RSF
North

LINCOLN PROPERTY COMPANY

NELSON

Great Oaks Center • 14,556 RSF

Exhibit H

16871_LE300

12.11.17